UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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RIBBON COMMUNICATIONS INC.
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Proxy Statement

2021 Annual Meeting of Stockholders

RIBBON COMMUNICATIONS INC.
6500 Chase Oaks Blvd, Suite 100
Plano, Texas 75023
April 9, 2021
Dear Shareholders,
Despite the many unforeseen challenges caused by the COVID-19 pandemic, Ribbon’s foundation greatly improved in 2020. We started the year by completing our acquisition of ECI Telecom Group Ltd. in March, and we were immediately faced with the uncertainty of this unprecedented pandemic. The Ribbon team responded amazingly well and our employees showed resilience, quickly adapting to remote working while constantly prioritizing customer needs. Prior to the lockdown, I was able to visit many of our offices and meet with many employees and leaders; this initial personal contact was extremely valuable as we began the journey together.
The ECI acquisition was truly transformative for Ribbon. The products and technologies that we now provide are enabling the delivery of fixed and mobile broadband data — crucial to all aspects of our daily lives. With the continued exponential growth in data consumption, the ever-increasing importance of always-on connectivity, and the endless need for newer technologies like 5G, we believe we have redefined the company and established a clear strategy for growth.
Our addressable market has expanded dramatically with the addition of a portfolio of products that include very high-speed optical transport, Internet Protocol (IP) networking, switching, and routing, and sophisticated planning and network automation software products and solutions. Our customer base and footprint also expanded, especially outside of North America. We believe the new portfolio is particularly well-suited for the access and metro portions of the communications network, one of the fastest growing areas with a constant need for more capacity.
A key part of our strategy is to leverage the strong relationships developed by Ribbon over many years with leading telco and cable Service Providers to introduce and sell our new IP Optical portfolio, particularly in North America. This was top of mind as we quickly integrated the sales force early in the year. This strategy will take time to play out, but we had several early successes late in the year.
From a financial perspective, the first half of 2020 was very challenging as many industries focused on the safety of their employees and customers and adapted to a new remote working operating model. We were also impacted by a significant reduction in capital spend in the India mobile carrier environment due to the ongoing dispute with the India Department of Telecom. However, areas of our business also benefited from the shift in traffic patterns and the accelerated adoption of unified communications platforms such as Microsoft Teams and Zoom Phone. As a result, sales and profitability improved each quarter throughout the year, and we ended the year with strong momentum, achieving consecutive quarters of record adjusted EBITDA in the second half of 2020. We benefited from a higher mix of software in our portfolio, strengthening gross margins, as well as from lower operating expense and aggressive cost controls.
More specifically, we successfully executed against our major strategic priorities for the year, which included:
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Improving the company’s financial performance and profitability:   Revenue grew significantly in 2020, increasing from $563 million in 2019 to $844 million in 2020, a $281 million increase including $261 million in IP Optical for the partial year we owned ECI. We achieved a record $131 million in Adjusted EBITDA in 2020, a 53% increase over the previous year. Net income was $89 million compared to a loss of $130 million in 2019.

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Driving positive revenue synergies from the Ribbon-ECI Telecom combination:   We reported 20 new IP Optical customer wins in 2020, including 5 new customers in North America in the fourth quarter, 4 of which were previous Ribbon customers. We expect to continue this momentum in 2021 and capitalize on the growing trend towards IP/Optical convergence and network optimization.

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Preparing our customers for the widespread deployment of 5G:   Significant amounts of new spectrum has been made available for broad-based deployment of 5G technology in many countries around the world. 5G promises significant advantages over previous wireless generations, enabling advanced new services that require higher bandwidth, lower latency, and hyper device connectivity. Behind these new wireless networks are great optical and IP networks! An example of this, and one of our largest IP Optical customers, is Bharti Airtel, the third largest global mobile service provider, which is deploying our 5G-Native Neptune platform to “future-proof” its network.
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Aligning our solutions portfolio to better meet customer demand:   We made several portfolio changes in 2020 to increase focus on our core products, markets, and strategy. We created two dedicated business units to ensure focus and accountability on our IP Optical and Cloud and Edge businesses. We successfully divested our Kandy cloud communications business to unlock the value of that investment, and we announced plans to divest our Qualitech product testing and certification business, which allows us to remain laser focused on our core competencies.

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Adding proven, veteran leadership to the senior management team:   We successfully attracted proven world-class senior industry leaders to strengthen our management team across various functions, including finance (Mick Lopez), IP Optical (Sam Bucci), corporate and business development (Sean Matthews), legal (Patrick Macken) and international sales (Steve McCaffery). We feel that adding this level of talent positions us extremely well to execute our strategy and capitalize on various market opportunities.

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Continuing to transition the Ribbon Cloud and Edge portfolio and business model towards software and as-a-Service solutions:   For the year, revenue from software products accounted for 62% of total Cloud and Edge product revenue, up from 47% in 2019. We introduced several key software and cloud-based solutions to our portfolio including Ribbon Connect, a portfolio of as-a-Service offerings that supports Microsoft Teams and other collaboration platforms, and we continue to have a very strong support and maintenance business, with nearly 60% of 2021 renewals completed by the end of 2020 and a high 90s percentage renewal rate for direct customers, many of these contracts extending over multiple years.

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Growing our enterprise business by building on key partnerships with global partners such as Microsoft and Zoom:   We continue to have the most comprehensive portfolio of Microsoft-certified solutions on the market and introduced several key solutions that support Microsoft Teams and Zoom. Enterprise sales accounted for 30% of our overall product revenue in 2020.

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Broadening our Environmental, Social and Governance (ESG) efforts:   We are committed to continued efforts to set rigorous operational standards for ourselves and our suppliers with the constant goal of improving how we interact with the environment and the communities in which we and our customers live and work. In 2020 we issued our first global sustainability report, which includes our response to the global pandemic and affirms our commitment to supporting the United Nations’ Sustainable Development Goals.

These strategic changes along with solid execution resulted in RBBN stock price increasing ~110% in 2020, and overall Enterprise Value increasing ~240%!
While I am proud of what our team has accomplished, there is much more to do! The importance of connectivity and great networks has never been more critical, and the adoption of 5G technology will be a major catalyst to expand fiber networks. Society has increased its reliance on and adoption of new cloud-based unified communications and collaboration services, and this will only grow over time. The re-positioning of Ribbon could not have come at a better time!
Our commitment is to put our customers first in everything we do, and we are keenly focused on providing unparalleled support to our growing global customer base through best-in-class solutions and service. We will strive to continue the momentum that we established in 2020 by growing revenue, while also improving bottom-line profitability.
We cordially invite you to participate in our annual meeting of stockholders at 10:00 a.m. (Eastern Time) on Thursday, May 27, 2021. Due to the continuing public health concerns related to the COVID-19 pandemic, this year’s annual meeting will again be held in a virtual meeting format only. You will be able to attend the 2021 annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/RBBN2021.

Whether you plan to attend the annual meeting virtually or not, it is important that your shares be represented and voted. Therefore, I urge you to promptly vote your proxy. Every stockholder’s vote is important.
Thank you for your continued confidence in Ribbon, and we look forward to speaking with you at the annual meeting!
Sincerely,
Bruce McClelland
President and CEO
Ribbon Communications Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
RIBBON COMMUNICATIONS INC.
Meeting URL:	AGENDA
www.virtualshareholdermeeting.com/RBBN2021
Date: May 27, 2021 Time: 10:00 a.m. Eastern time
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Election of nine directors as named in the Proxy Statement

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Ratification of the appointment of Deloitte & Touche LLP as Ribbon Communications’ independent registered public accounting firm for 2021

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Approval, on a non-binding advisory basis, of the compensation of our named executive officers

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Transaction of other business, if any, as may properly come before the meeting or any adjournment, continuation or postponement thereof

Record Date:   You can vote electronically at, and are entitled to notice of, the 2021 Annual Meeting if you were a stockholder of record on March 30, 2021 (the “Record Date”).
This Proxy Statement, form of proxy and the 2020 Annual Report are first being made available to stockholders on or about April 9, 2021.
A complete list of our stockholders as of the Record Date will be available for examination by any stockholder during the ten days prior to the 2021 Annual Meeting for a purpose germane to the 2021 Annual Meeting by sending an email to ir@rbbn.com, stating the purpose of the request and providing proof of ownership of Company stock. The list of stockholders will also be available during the virtual meeting via a secure link in the chat box after you enter the virtual meeting using the password you received via e-mail in your registration confirmation. Such list of stockholders will be protected and cannot be downloaded and/or printed and access to such list will expire immediately after the Annual Meeting ends. For additional information, see “How can I attend the virtual meeting?” in the section entitled “Information about the Annual Meeting” in the Proxy Statement.
You may attend the webcast of the meeting via the Internet at www.virtualshareholdermeeting.com/RBBN2021 by entering the event password you received during your registration process. Whether or not you expect to attend the 2021 Annual Meeting electronically, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the 2021 Annual Meeting. If you send in your proxy card, you may still decide to attend the 2021 Annual Meeting and vote your shares electronically. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.
By Order of the Board of Directors,

Plano, Texas April 9, 2021	Patrick W. Macken Executive Vice President, Chief Legal Officer and Corporate Secretary

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement, including without limitation statements regarding projected financial results, customer engagement and momentum, and plans for future product development and manufacturing, are forward-looking statements. Without limiting the foregoing, the words “believes”, “estimates”, “expects”, “expectations”, “intends”, “may”, “plans”, “projects” and other similar language, are intended to identify forward-looking statements.
Forward-looking statements are based on our current expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results or performance expressed or implied by the forward-looking statements including, but not limited to, risks related to the COVID-19 pandemic; risks that the businesses of ECI Telecom Group Ltd. will not be integrated successfully or that the combined companies will not realize estimated cost savings and/or anticipated benefits of the merger; failure to realize anticipated benefits from the sale of the Kandy Communications business (“Kandy”); supply chain disruptions resulting from geopolitical instabilities and disputes or component availability; unpredictable fluctuations in quarterly revenue and operating results; failure to compete successfully against telecommunications equipment and networking companies; credit risks; the timing of customer purchasing decisions and our recognition of revenues; economic conditions; our ability to recruit and retain key personnel; the impact of restructuring and cost-containment activities; litigation; rapid technological and market change; our ability to protect our intellectual property rights and obtain necessary licenses; risks related to cybersecurity and data intrusion; the potential for defects in our products; risks related to the terms of our credit agreement; higher risks in international operations and markets; increases in tariffs, trade restrictions or taxes on our products; currency fluctuations; failure or circumvention of our controls and procedures and the other risks and uncertainties disclosed in our periodic reports filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020.
Any forward-looking statements represent our views only as of the date on which such statement is made and should not be relied upon as representing our views as of any subsequent date. While we may elect to update forward-looking statements at some point, we specifically disclaim any obligation to do so, except as may be required by law.

RIBBON COMMUNICATIONS INC.
PROXY STATEMENT
Summary Information
To assist you in reviewing the proposals to be acted upon at our 2021 annual meeting of stockholders (the “2021 Annual Meeting”), we would like to call your attention to the following summary information about Ribbon, our 2020 business and financial highlights and corporate governance highlights. It does not include all information necessary to make a voting decision, and you should read this proxy statement (“Proxy Statement”) in its entirety before casting your vote.
Unless the content otherwise requires, references in this Proxy Statement to “Ribbon,” “Ribbon Communications,” “Company,” “we,” “us” and “our” refer to Ribbon Communications Inc. and its subsidiaries on a consolidated basis.
Ribbon Overview
We are a global provider of converged communications software and network solutions to service providers, enterprises, and critical infrastructure sectors. Our mission is to create a recognized global technology leader providing cloud-centric solutions that enable the secure exchange of information, with unparalleled scale, performance, and elasticity.

2020 Financial Highlights
2020 Business Highlights

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On March 3, 2020, we completed the transformative acquisition of ECI Telecom Group Ltd., based in Israel (the “ECI Acquisition”). Key benefits include:

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Significant portfolio expansion beyond VoIP technology into optical transport and Internet Protocol (IP)networking, switching and routing

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Expanded addressable market and strengthened international presence

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Potential for revenue synergies leveraging strong Ribbon relationships and infrastructure to gain scale and market share in IP Optical, with particular focus on North American market

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Overall gross margin and earnings improved in 2020, benefitting from higher mix of software products

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Increased focus on Enterprise market vertical to capitalize on broad adoption of collaboration platforms such as Microsoft Teams and Zoom Phone

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Greatly expanded global presence with more than 50% of our sales outside the U.S.

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Re-aligned product portfolio to improve profitability and shift investment into higher growth areas

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Completed the sale of Kandy Cloud Communications business

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Established our new Plano, Texas facility as corporate headquarters in the first quarter of 2021

Response to COVID-19 Pandemic
The global COVID-19 pandemic presented a unique challenge to all facets of our business and operations during 2020. Our leadership and employees responded to this challenge and helped Ribbon successfully navigate the uncertainty created by the pandemic.
Executive Compensation Highlights
The philosophy behind our executive compensation program is to promote alignment of the interests of our executive officers with the interests of our stockholders. The key factors considered in the creation of our compensation programs include:
Highlights of the 2020 executive compensation program include:

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Successful implementation of significant changes in senior leadership with the appointment of a new CEO, CFO, EVP & General Manger, IP Optical Networks business unit, Chief Legal Officer, and EVP, Corporate Development & Strategy

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Strong alignment between Company performance and executive compensation with target bonus and equity awards comprising 85% of the total targeted direct compensation for our CEO, and ~ 79% of the average total targeted direct compensation for each named executive officers currently employed with Ribbon

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Elimination of individual performance criteria for our short-term incentive program applicable to our CEO and named executive officers such that 100% of the potential bonus is tied to the achievement of Company financial metrics

Corporate Governance
Ribbon is committed to operating ethically, efficiently and inclusively. It has always been paramount to our way of doing business to act with the utmost integrity, honesty and transparency. Our commitment to ethical business practices guides us in our compliance with national and international laws and regulations and we believe strong corporate governance is critical to our long-term success. Highlights of our corporate governance include:
Board of Directors and Committees
Name, Age	Independent	Director Since	Committee Membership	Other Public Boards
Mariano S. de Beer, 50	Yes	June 2020	▪ Technology and Innovation Committee	0
R. Stewart Ewing, Jr., 69	Yes	March 2020	▪ Audit Committee ▪ Nominating and Corporate Governance Committee	0
Bruns H. Grayson, 73	Yes	October 2017	▪ Audit Committee ▪ Compensation Committee ▪ Nominating and Corporate Governance Committee	1
Beatriz V. Infante, 67	Yes	October 2017	▪ Audit Committee ▪ Compensation Committee ▪ Technology and Innovation Committee	2
Bruce W. McClelland, 54	No	March 2020		0
Krish A. Prabhu, 66	Yes	March 2020	▪ Compensation Committee ▪ Technology and Innovation Committee	1
Shaul Shani, 66	No	June 2020		0
Richard W. Smith, 68	No	October 2017		0
Tanya Tamone, 59	Yes	June 2020	▪ Nominating and Corporate Governance Committee	0

Annual Meeting Proposals
Proposal	Recommendation of the Board
1: Election of the nine directors named in this Proxy Statement	FOR each of the nominees
2: Ratification of the appointment of auditors	FOR
3: Approval, on a non-binding, advisory basis, of the compensation of our named executive officers	FOR

PROPOSAL 1 — ELECTION OF DIRECTORS
The Board has nominated the following nine director nominees for election to the Board to hold office until the 2022 Annual Meeting and until his or her respective successor is duly elected and qualified:
Nominee	Designated By
R. Stewart Ewing, Jr.	JPM Stockholders (as defined below)
Krish A. Prabhu	JPM Stockholders
Richard W. Smith	JPM Stockholders
Mariano S. de Beer(1)	Swarth (as defined below)
Shaul Shani(1)	Swarth
Tanya Tamone(1)	Swarth
Bruns H. Grayson	Nominating and Corporate Governance Committee
Beatriz V. Infante	Nominating and Corporate Governance Committee
Bruce W. McClelland	Nominating and Corporate Governance Committee

(1)
Each of Ms. Tamone and Messrs. Shani and de Beer are current directors who have not been previously elected by our stockholders.

All of the nominees are currently directors. Each nominee agreed to be named in this Proxy Statement and to serve if elected. All nominees are expected to virtually attend the 2021 Annual Meeting.
Designation Rights
On March 3, 2020, we entered into a First Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) with JPMC Heritage Parent LLC (“JPMC”), Heritage PE (OEP) III, L.P. (together with JPMC, entities affiliated with the Company’s largest stockholder, JPMorgan Chase & Co. (collectively with any successor entities, the “JPM Stockholders”)), and ECI Holding (Hungary) Kft (“Swarth”). Pursuant to the Stockholders Agreement, the Board of Directors is required to consist of (i) three individuals designated by the JPM Stockholders, (ii) three individuals designated by Swarth, (iii) our Chief Executive Officer, and (iv) a number of other individuals designated by the Nominating and Corporate Governance Committee sufficient to ensure that there are no vacancies on the Board. Our Board currently consists of nine directors. The authorized number of directors is determined from time to time by the Board, subject to the requirements of the Stockholders Agreement. The JPM Stockholders and Swarth owned 33.89% and 17.51%, respectively, of Ribbon’s common stock as of March 30, 2021. The directors designated for election by each of the JPM Stockholders and Swarth under the Stockholders Agreement are noted in the table above.
The Company has agreed to take all necessary actions within its control to include both the JPM Stockholders’ and Swarths’ designees in the slate of nominees recommended by the Board for election of directors and to cause the stockholders of the Company to elect the designees. For so long as the JPM Stockholders or Swarth has the right to designate a director under the Stockholders Agreement, with respect to any proposal or resolution relating to the election of directors, each of the JPM Stockholders and Swarth, respectively, has agreed to take all necessary actions within their control to vote their shares (A) affirmatively in favor of the election of the other’s designees and (B) with respect to each person nominated to serve as a director by the Nominating and Corporate Governance Committee, either affirmatively in favor of such nominee, or in the same proportion to all shares voted by other stockholders of the Company.
Independence of Director Nominees
Except for Bruce W. McClelland, our President and CEO, Shaul Shani and Richard W. Smith, each of our nominees is independent according to the director independence standards set forth in our Corporate Governance Guidelines, which meet the director independence standards of the Nasdaq Stock Market (“Nasdaq”). For more information, see “Corporate Governance and Board Matters — Director Independence”. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable to serve, or for good cause will not serve as a director, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors. In the event any director designated by either the JPM Stockholders or Swarth is unable to serve, the JPM Stockholders or Swarth, as the case may be, are entitled to designate a replacement director, subject to the conditions set forth in the Stockholders Agreement.
Director Nominees
The biographies below describe the skills, qualities, attributes and experience of the director nominees that led the Board and its Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these individuals as directors.

Mariano S. de Beer Former Chief Commercial and Digital Officer of Telefonica S.A.
Age: 50 Director Since: June 2020 Independent Director
Background: Mr. de Beer was Chief Commercial and Digital Officer of Telefonica S.A., a large public multinational telecommunications company, from 2017 until 2019. In this role, he was responsible for driving revenue growth globally, developing a holistic view for the consumer and enterprise segments, curating the commercial offer and evolving the channels to ensure the best commercial experience for Telefónica customers. Mr. de Beer was also a member of the Telefónica Group Executive Committee. From 2013 to 2015, he was General Manager (President) of Microsoft in Brazil and from 2015 to 2016, General Manager (President) of the multi-country Region LATAM New Markets, responsible for several countries in South and Central America and the Caribbean. From 2012 to 2013 he was CEO of RBS Educação, part of the Brazilian conglomerate RBS Group. Prior to 2012, he worked in different capacities at companies of the Telefonica Group. Previously, Mr. de Beer was a consultant at McKinsey & Co. He graduated from UADE in Argentina and obtained an MBA from Georgetown University.
Skills and expertise: The Board believes Mr. de Beer is qualified to serve on the Board due to his extensive leadership experience in the telecommunications industry, in particular at Telefonica S.A., and his global business perspective.
Committees: Technology and Innovation Committee (Chair)

R. Stewart Ewing, Jr. Former Executive Vice President and Chief Financial Officer of CenturyLink, Inc.
Age: 69 Director Since: March 2020 Independent Director
Background: Since April 2020, Mr. Ewing has served as Chief Financial Officer of InterMountain Management, a privately-owned hotel management company. Mr. Ewing served as Executive Vice President and Chief Financial Officer of CenturyLink, Inc. (now Lumen Technologies), a global technology company that offers communications, network services, security, cloud solutions, and voice and managed services (“CenturyLink”) until November 2017. He joined CenturyLink as its Vice President of Finance in 1983 and assumed the role of Executive Vice President and Chief Financial Officer in 1989. During his 28 years as Chief Financial Officer, he played a significant role in CenturyLink’s acquisition strategy. Mr. Ewing began his career at KPMG in 1973. He has served on the Board of Directors of Progressive Bancorp, Inc. and has been the Chairman of its Audit Committee since 2002. He also has served on the Board of Directors of TelUSA, LLC, a subsidiary of CenturyLink, since January 2020. Mr. Ewing has served on the Board of Directors of Louisiana Endowment for the Humanities since 2019. He holds a Bachelor of Science Degree in business from Northwestern State University.
Skills and expertise: The Board believes Mr. Ewing brings to the Board executive leadership experience at CenturyLink, along with extensive financial expertise. The Board believes Mr. Ewing is qualified to serve on the Board because of his experience as chief financial officer at CenturyLink and his experience leading the integration of acquired companies into CenturyLink’s corporate structure and philosophy.
Committees: Audit Committee (Chair & Audit Committee Financial Expert); Nominating and Corporate Governance Committee

Bruns H. Grayson Managing Partner at ABS Ventures
Age: 73 Director Since: March 2020 Lead Independent Director
Background: Mr. Grayson is a Managing Partner at ABS Ventures, a venture capital firm, where he has managed all of the firm’s partnerships since 1983. A majority of his investments has been in data communication and software and he has served as a director of many private and public companies over the last 30 years. Prior to ABS Ventures, Mr. Grayson was an associate at McKinsey and Co., a management consulting firm, from 1978 to 1980 and a venture capitalist at Adler & Co. from 1980 to 1983. Mr. Grayson has also served as a Director of Everbridge, Inc., a provider of communications solutions, since 2012. Mr. Grayson holds a Bachelor of Arts degree from Harvard College, a Master’s degree from Oxford University, and a Juris Doctor degree from the University of Virginia School of Law, and was elected a Rhodes Scholar from California in 1974. He served in the U.S. Army in Vietnam and separated as a captain in 1970.
Skills and expertise: The Board believes Mr. Grayson is qualified to serve on the Board based on his knowledge of the data communication and software industries, his investment experience as a Managing Partner at ABS Ventures, and his experience as a director of various public companies.
Committees: Nominating and Corporate Governance Committee (Chair); Audit Committee; Compensation Committee

Beatriz V. Infante Chief Executive Officer of BusinessExcelleration LLC
Age: 67 Director Since: October 2017 Independent Director
Background: Ms. Infante was previously a director of Sonus Networks, Inc. from January 2010 until the merger with GENBAND in 2017 that created Ribbon. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. Ms. Infante served as a director and Interim Chief Executive Officer of Sychron Inc., a data center automation company, from 2004 to 2005 until its sale to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation (“Aspect”), a market leader in communications solutions, from April 2000 until October 2003. She was named Board Chair of Aspect in February 2001, and between October 1998 and April 2000, she held additional executive roles, including Co-President. Since January 2018, she has served on the Board of Directors and the Audit Committee of PriceSmart Inc., and became Chair of its Compensation Committee and Chair of its Digital Transformation Committee in November 2018 and January 2019, respectively. She has served on the Board of Directors and Audit Committee of Liquidity Services Inc. since May 2014, and has additionally served as Chair of the Compensation Committee since November 2015. From July 2016 until its acquisition by Veeco in May 2017, Ms. Infante served on the Board of Directors and the Nominating and Corporate Governance Committee of Ultratech. From May 2012 until its acquisition by Broadcom Limited in May 2015, she served on the Board of Directors and Compensation Committee of Emulex Corporation, and additionally became Chair of the Nominating and Corporate Governance Committee in February 2014. Ms. Infante has previously served as a director at a number of privately held companies. Ms. Infante has also served since June 2016 as an Advisory Board member of Guardian Analytics and since July 2015 as the Chair of the Advisory Board of Infrascale. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, and in 2016 was named to the 2016 NACD Directorship 100, which honors the most influential boardroom leaders each year. In 2013, she was named to the Financial Times Agenda “Top 50 Digital Directors’ List.” Ms. Infante holds a Bachelor of Science and Engineering degree in electrical engineering and computer science from Princeton University and holds a Master of Science degree in engineering science from California Institute of Technology.
Skills and expertise: The Board believes Ms. Infante is qualified to serve on the Board due to her executive leadership experience, including as a chief executive officer of various companies, along with extensive operational expertise and experience in engineering, sales, and marketing.
Committees: Compensation Committee (Chair); Audit Committee; Technology and Innovation Committee

Bruce W. McClelland President and Chief Executive Officer of Ribbon Communications Inc.
Age: 54 Director Since: March 2020 Non-Independent Director
Background: Mr. McClelland has been our President, Chief Executive Officer and a director since March 2020, and is responsible for the strategic direction and management of Ribbon. He has served in numerous leadership roles throughout his three-decades long career, which includes 20 years at ARRIS International plc (“Arris”), a telecommunications equipment manufacturing company, where he most recently served as its Chief Executive Officer from September 2016 to April 2019 and led the sale of ARRIS to CommScope Inc. (“CommScope”), a global network infrastructure provider company, in April 2019. While at ARRIS, Mr. McClelland managed the successful acquisition and integration of the Ruckus Wireless and Brocade ICX Campus switching business from Broadcom Inc., a major step in diversifying the ARRIS business beyond the service provider market into the broader enterprise market, while strengthening the company’s wireless technology capabilities. Mr. McClelland held several other roles at ARRIS, including President of Network & Cloud and Global Services from April 2013 to August 2016 and has authored several communications-related patents. Following the acquisition of ARRIS by CommScope, Mr. McClelland served as the Chief Operating Officer of CommScope from April 2019 to August 2019, where he was responsible for the combined portfolio of products and services. Previously, Mr. McClelland spent eleven years at Nortel Networks Corporation (“Nortel”) and Bell Northern Research (“BNR”). He began his career with BNR in Ottawa, Canada and was responsible for the development of Nortel’s SS7 switching products immediately prior to joining ARRIS. Mr. McClelland earned his Bachelor of Science degree in electrical engineering from the University of Saskatchewan.
Skills and expertise: The Board believes Mr. McClelland is qualified to serve on the Board due to his executive leadership experience, including as a chief executive officer of ARRIS, along with extensive operational expertise and experience in engineering.
Committees: N.A.

Krish A. Prabhu Former Chief Technology Officer and President of AT&T Labs
Age: 66 Director Since: March 2020 Independent Director
Background: Mr. Prabhu is currently an independent technology consultant and advisor to technology start-ups. Most recently, he was Chief Technology Officer and President of AT&T Labs, the research and development division of the telecommunications company AT&T, from June 2011 to September 2016. During his tenure, he was responsible for AT&T Labs’ global technology direction, including network innovation, product development and research, intellectual property organization and global supply chain organization. Prior to this, he served as President and Chief Executive Officer of Tellabs, a networking technology company. Mr. Prabhu was a venture partner at Morgenthaler Ventures, where he was involved with the funding and development of startup companies specializing in networking hardware and software. Earlier in his career, Mr. Prabhu held various leadership positions at Alcatel, an international telecom company, including Chief Operating Officer, Chief Executive Officer of Alcatel USA, and Executive Vice President and Chief Technology Officer of U.S. operations. Mr. Prabhu has served on the Board of Directors of Sanmina Corporation, a leading integrated manufacturing solutions company, as well as its Compensation Committee, since September 2019, and served on the Board of Directors of Altera Corporation, as well as its Compensation Committee, from 2013 to 2015. He also serves on the boards of directors of three private companies. Mr. Prabhu obtained a Master of Science degree in physics from the Indian Institute of Technology in Bombay, India and a Master of Science degree and Ph.D. in electrical engineering from the University of Pittsburgh.
Skills and expertise: The Board believes Mr. Prabhu is qualified to serve on the Board because of his technical experience and expertise, including his role as a Chief Technology Officer at AT&T Labs, and his executive leadership experience at various companies.
Committees: Compensation Committee; Technology and Innovation Committee

Shaul Shani Founder and Chairman of Swarth Group
Age: 66 Director Since: June 2020 Non-Independent Director
Background: Mr. Shani has been a director and Chairman of the Board of Ribbon since June 2020. Mr. Shani is a founder and has been the Chairman of Swarth Group, a private global investment company investing in public and private companies primarily in the communication services, technology, IT, cyber, renewable energy and real estate sectors as well as financial markets, since 2006. Mr. Shani is an entrepreneur and investor and has held board positions at many private and public companies in the field of telecommunications and technology over the last 30 years. He served as a director of ECI — where Swarth Group was the controlling shareholder — from 2007 to 2012 and held the position of Chairman from 2009 to 2012. From 1997 until its acquisition by the Vivendi Group in 2009, Swarth Group was the lead investor in, and Mr. Shani was Executive Chairman of, Global Village Telecom, a telecommunications service provider in Brazil which was listed on Ibovespa in 2007. Prior to this, in 1994 Mr. Shani founded the Magnum Group, an investment group investing in telecom and tech ventures, including DSP Group — a major shareholder of AudioCodes which was taken public in 1999 — where he served as a director on behalf of the Magnum Group from 1999 to 2000. Mr. Shani was a founder of Sapiens International Corporation, a software development company which was listed on the Nasdaq Stock Market in 1992, where he also served as CEO and Chairman from 1989 to 1993. He was a founder and the CEO of Eurosoft, an IT company, from 1987 to 1985. In 1982, he founded Oshap Technologies Ltd, a developer of flexible automation software for robotics, where he held the position of CEO from 1982 to 1985 when the company was listed on the Nasdaq Stock Market. In 1983, Mr. Shani founded Tecnomatix Technologies, which was listed on the Nasdaq Stock Market in 1993.
Skills and expertise: The Board believes Mr. Shani is qualified to serve on the Board due to his extensive background in finance and private equity, his extensive knowledge of ECI’s business and his experience serving as a director of companies in the telecommunications industry.
Committees: N.A.

Richard W. Smith Chairman of Private Capital at JPMorgan Chase & Co.
Age: 68 Director Since: October 2017 Non-Independent Director
Background: Mr. Smith has been the Chairman of Private Capital (the head of private investments) at JPMorgan Chase & Co., a multinational banking and financial services holding company, since November 2014, which position includes private and public company investments on the bank’s balance sheet. He has held positions as Managing Director and Managing Partner and General Partner at private equity and venture funds since 1981, including One Equity Partners from 2002 to November 2014 and Allegra Partners and predecessor entities from 1981 to 2013. From 1979 to 1981, Mr. Smith was Senior Investment Manager at Citicorp Venture Capital Ltd., a former venture and private equity investment division of Citigroup Inc. Prior to that, he worked in the International Money Management Group of Morgan Guaranty Trust Company of New York from 1974 to 1979. Mr. Smith was previously a Director of GENBAND from 2014 to 2017 and has over 40 years’ experience as a technology investor and as a board member of both public and private companies. Mr. Smith earned his Bachelor of Arts from Harvard College and is co-author of the book Treasury Management: A Practitioner’s Handbook, John Wiley & Sons, 1980.
Skills and expertise: The Board believes Mr. Smith is qualified to serve on the Board due to his extensive background in finance and private equity and his experience serving as a director of companies in the telecommunications industry.
Committees: N.A.

Tanya Tamone Chief Executive Officer of Sogerco S.A.
Age: 59 Director Since: June 2020 Independent Director
Background: Ms. Tamone has held the position of CEO of Sogerco S.A., a private trust company, since 2007. She has held a variety of senior positions at a number of private trust companies since 1996 and currently serves as a director for several privately held companies. Between 1985 to 1996, Ms. Tamone served as a trader for Bank Leu, Fuji Bank and Cedef S.A in Switzerland, specializing in currency and interest trading.
Skills and expertise: The Board believes Ms. Tamone is qualified to serve on the Board due to her experience as a Chief Executive Officer and her financial expertise.
Committees: Nominating and Corporate Governance Committee

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte has acted as the independent registered accounting firm of Ribbon since the closing of the GENBAND merger in 2017, and of Sonus Networks, Inc. from August 2005 until the closing of the GENBAND merger. We are asking our stockholders to ratify this appointment. Although ratification of our appointment of Deloitte is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice. If this proposal is not approved at the 2021 Annual Meeting, our Audit Committee may consider this fact when it appoints our independent registered public accounting firm for the fiscal year ending December 31, 2022. Even if the proposal is approved at the 2021 Annual Meeting, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the interests of the Company and its stockholders.
Representatives of Deloitte are expected to virtually attend the 2021 Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by stockholders.
Deloitte Fees
The following is a summary and description of fees for services provided by Deloitte in 2020 and 2019:
Fee Category	2020	2019
Audit Fees	$2,518,608	$1,647,342
Audit-Related Fees	484,450	172,000
Tax Fees	304,326	300,667
All Other Fees	—	10,780
Total	$3,307,384	$2,130,789
Audit Fees.   These amounts represent fees for the audit of our consolidated financial statements included in our 2020 Annual Report on Form 10-K (the “2020 Annual Report”), the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. Audit fees also include advice on accounting matters that may arise in connection with, or as a result of, the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.
Audit-Related Fees.   Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.
Tax Fees.   Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, and transfer pricing advice and planning.
All Other Fees.   All other fees consist of professional products and services other than the services reported above, including fees for our subscription to Deloitte’s online accounting research tool.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm and our management submit a list of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee pre-approved all of the services and fees of Deloitte set forth above in accordance with such policy.
Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm. The Audit Committee has determined that the provision of services described above to us by Deloitte is compatible with maintaining Deloitte’s independence.

PROPOSAL 3 — APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
The Board is dedicated to excellence in governance and is mindful of the interests our stockholders have in our executive compensation program. As part of that commitment and pursuant to the rules of the SEC, our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers. This proposal, which is typically called the “Say-on-Pay” proposal, offers stockholders the opportunity to express their opinions on our 2020 executive compensation program and policies for our named executive officers through the following resolution:
“RESOLVED, that the stockholders of Ribbon Communications Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company’s 2021 annual meeting of stockholders.”
This vote is not intended to address any specific element of compensation, but rather the overall compensation policies and practices relating to the named executive officers. Even though the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Board and its Compensation Committee will, as they have done in prior years, consider the outcome of this vote when making future compensation arrangements. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committees thereof). At the annual meeting held in 2020, stockholders cast 98.3% of the votes “for” this proposal at that meeting.
We believe that for the reasons summarized in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have a compensation program deserving of stockholder support. Unless the Board modifies its policy regarding the frequency of holding “say on pay” advisory votes, such votes will take place every year and the next such vote will occur at the 2022 Annual Meeting.

CORPORATE GOVERNANCE AND BOARD MATTERS
We are committed to strong corporate governance practices, which include building long-term value for our stockholders and assuring the success of the Company for our stockholders and stakeholders, including the employees, customers, suppliers and the communities in which we operate. To achieve these goals, our Board is charged with monitoring the performance of the Company and our officers as well as its programs and procedures to ensure compliance with law and our overall success. Governance is an ongoing focus at Ribbon, starting with the Board and extending to management and all employees. In addition, we solicit feedback from stockholders on governance and executive compensation practices in order to improve our practices.
Strong Governance Practices
✓
Annual Election of All Directors

✓
Majority Voting for Director Elections

✓
Separate Chairman and CEO

✓
Appointment of Lead Independent Director

✓
Substantial Majority of Independent Directors

✓
Independent Directors Meet without Management

✓
Board with Wide Range of Experience and Skills

✓
Annual Equity Grant to Non-Employee Directors

✓
Annual Board and Committee Self-Evaluations

✓
Annual Advisory Approval of Executive Compensation

✓
Disclosure Committee for Financial Reporting

✓
Review and Approval Policy for Related Party Transactions

✓
Share Ownership Guidelines for our CEO, Certain Officers and our Non-Employee Directors

✓
Clawback Policy for Recovering Incentive-Based Compensation Following an Accounting Restatement

✓
Insider Trading Policy that Prohibits Hedging, Pledging and Other Similar Actions for our Executive Officers and Directors

Oversight of Risk Management
At Ribbon, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to stockholder value. The Board is responsible for assessing the Company’s approach to risk management and overseeing management’s execution of its responsibilities for identifying and managing risk. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of its responsibilities. Generally, strategic risks, including risks relating to the COVID-19 pandemic and its impact on the Company, our employees, customers and suppliers, and the risks related to management delegation are overseen and evaluated by the full Board; financial, internal control risks are overseen and evaluated by the Audit Committee; risks relating to our compensation policies are overseen and evaluated by the Compensation Committee; risks related to governance are overseen and evaluated by the Nominating and Corporate Governance Committee; and cybersecurity risks are overseen and evaluated by the Technology and Innovation Committee. Each committee assesses identified risks and informs the Board about the risks as needed. Management also regularly reports on each such risk to the relevant committee or the Board. Moreover, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. Additional review or reporting on risks is conducted as needed or as requested by the Board or one of its committees. The Board believes that its role in the oversight of the Company’s risks complements our current Board structure, as our structure allows our independent directors, through our four fully independent Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Board Composition and Stockholders Agreement
Our Board consists of nine directors, one of whom is employed by the Company (Mr. McClelland). As previously noted in this Proxy Statement, the Company is party to the Stockholders Agreement with the JPM Stockholders and Swarth. The Stockholders Agreement provides, among other things, that:
(i) until March 3, 2022, there will be nine directors on the Board, except (A) if otherwise approved by the Board, including a majority of the independent directors as defined in the Stockholders Agreement, in connection with (x) an acquisition of another business by the Company or (y) an equity investment in the Company, or (B) as may otherwise be approved by the Board, including a majority of the independent directors as defined in the Stockholders Agreement and the written consent of the JPM Stockholders and Swarth;
(ii) following March 3, 2022, the Board, including a majority of the independent directors as defined in the Stockholders Agreement, may approve a different number of directors that comprise the Board;
(iii) with respect to the JPM Stockholders: (A) for so long as the JPM Stockholders beneficially own at least 43% of the Company’s common stock beneficially owned by the JPM Stockholders in the aggregate on March 3, 2020, the JPM Stockholders will have the right to designate three directors to serve on the Board, at least two of whom must be independent directors as defined in the Stockholders Agreement; (B) from and after the first time that the JPM Stockholders beneficially own less than 43% and at least 29% of the Company’s common stock beneficially owned by the JPM Stockholders in the aggregate on March 3, 2020, the number of directors that the JPM Stockholders will have the right to designate will be reduced to two, at least one of whom must be an independent director as defined in the Stockholders Agreement; (C) from and after the first time that the JPM Stockholders beneficially own less than 29% and at least 14% of the Company’s common stock beneficially owned by the JPM Stockholders in the aggregate on March 3, 2020, the number of directors that the JPM Stockholders will have the right to designate will be reduced to one, who need not qualify as an independent director as defined in the Stockholders Agreement; and (D) from and after the first time that the JPM Stockholders beneficially own less than 14% of the shares of the Company’s common stock beneficial owned by the JPM Stockholders in the aggregate on March 3, 2020, the JPM Stockholders will have no right to designate any members of the Board; and
(iv) with respect to Swarth: (A) for so long as Swarth beneficially owns at least 88% of the shares of the Company’s common stock beneficially owned by Swarth in the aggregate on March 3, 2020, Swarth will have the right to designate three directors to serve on the Board, of which at least two must be independent directors as defined in the Stockholders Agreement; (B) from and after the first time that Swarth beneficially owns less than 88% and at least 58% of the shares of the Company’s common stock beneficially owned by Swarth in the aggregate on March 3, 2020, the number of directors that Swarth will have the right to nominate will be reduced to two Board members, of which at least one must be an independent director as defined in the Stockholders Agreement; (C) from and after the first time that Swarth beneficially owns less than 58% and at least 29% of the shares of the Company’s common stock beneficially owned by Swarth in the aggregate on March 3, 2020, the number of directors that Swarth will have the right to nominate will be reduced to one Board member, who needs not qualify as an independent director as defined in the Stockholders Agreement; and (D) from and after the first time that Swarth beneficially owns less than 29% of the shares of Company’s common stock beneficially owned by Swarth in the aggregate on March 3, 2020, Swarth will have no right to nominate any members of the Board.
The Stockholders Agreement further provides that the Nominating and Corporate Governance Committee will designate the Company’s then-serving CEO as a director, as well as such additional number of directors as constitutes the full Board so that the Board has no vacancies.
In the event any director designated by the JPM Stockholders or Swarth is unable to serve, the JPM Stockholders are and/or Swarth is, as applicable, entitled to designate a replacement director, subject to the conditions set forth in the Stockholders Agreement.
Director Experience and Tenure
Our directors collectively possess a broad mix of skills, qualifications and proven leadership abilities. The Nominating and Corporate Governance Committee practices a long-term approach to board refreshment. The Nominating and Corporate Governance Committee regularly identifies individuals who would complement and enhance the current directors’ skills and experience.

It is of great importance to the Company that the Nominating and Corporate Governance Committee recruit directors who help achieve the goal of an experienced, diverse Board that functions effectively as a group. The Nominating and Corporate Governance Committee expects each of the Company’s directors to have proven leadership skills, sound judgment, integrity, and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Committee considers a variety of factors, including independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include attendance, past performance on the Board and contributions to the Board and its respective committees.
Director Independence
Our Corporate Governance Guidelines provide that, in determining the independence of a director, the Board will be guided by the definitions of “independent director” in the listing rules of Nasdaq and applicable laws and regulations as well as the definition of “independent director” set forth in the Stockholders Agreement.
During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board conducted an annual review of director independence and affirmatively determined that each of Mariano S. de Beer, R. Stewart Ewing, Jr., Bruns H. Grayson, Beatriz V. Infante, Krish A. Prabhu and Tanya Tamone meets the definition of “independent director” under the Nasdaq listing rules and the Stockholders Agreement. Following a review of their respective relationships, including, with respect to Mr. Smith, his affiliation with the JPM Stockholders, and with respect to Mr. Shani, his affiliation with Swarth, the Board determined that none of Bruce W. McClelland, Shaul Shani or Richard W. Smith qualify as independent directors under the Nasdaq listing rules or the Stockholders Agreement.
There are no family relationships among any of our directors, nominees for director and executive officers.
Meeting Attendance
Our Board recognizes the importance of director attendance at Board and committee meetings. Our Board held eight meetings during 2020, four of which were regular meetings and four of which were special meetings. Each of the incumbent directors attended at least 75% of the combined total meetings of the Board and its committees on which they served. While we do not have a formal policy regarding the attendance of directors at our annual meetings of stockholders, it is expected that, absent compelling circumstances, all of our directors will attend. All of the then-current members of the Board attended our 2020 annual meeting of stockholders.
Board Committees
Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Technology and Innovation Committee. Each of the standing committees is composed entirely of independent directors as defined under applicable rules, including the Nasdaq rules and, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Exchange Act and, in the case of all members of the Compensation Committee, the heightened independence requirements for Compensation Committee members under the Nasdaq rules.

The following table shows the current composition of each of the Board’s standing committees:

Audit	Compensation	Nominating and Corporate Governance	Technology and Innovation
Mariano S. de Beer				Chair
R. Stewart Ewing, Jr.	Chair		Member	
Bruns H. Grayson	Member	Member	Chair	
Beatriz V. Infante	Member	Chair		Member
Bruce W. McClelland				
Krish A. Prabhu		Member		Member
Shaul Shani				
Richard W. Smith				
Tanya Tamone			Member	

(single-person icon) = Chair (group icon) = Member

Under the Stockholders Agreement and subject to the Company’s obligation to comply with any applicable independence requirements under the Nasdaq rules and the rules of the SEC, or unless waived by the JPM Stockholders, for so long as the JPM Stockholders have the right to nominate at least two directors to the Board, (i) the Nominating and Corporate Governance Committee will be comprised of three “independent directors” under the Stockholders Agreement, at least one of whom must be a designee of JPM Stockholders; (ii) a designee of the JPM Stockholders must be the Chairman of each of the Nominating and Corporate Governance Committee and the Compensation Committee and (iii) only in the case that Swarth does not have the right to nominate at least two directors to the Board, a designee of the JPM Stockholders must be the Chairman of the Audit Committee.
Also under the Stockholders Agreement and subject to the Company’s obligation to comply with any applicable independence requirements under the Nasdaq rules and the rules of the SEC, or unless waived by Swarth, for so long as Swarth has the right to nominate at least two directors to the Board, (i) the Nominating and Corporate Governance Committee must be comprised of three “independent directors” under the Stockholders Agreement, at least one of whom must be a designee of Swarth, (ii) a designee of Swarth must be the Chairman of the Audit Committee; and (iii) only in the case that the JPM Stockholders do not have the right to nominate at least two directors to the Board, a designee of Swarth must be the Chairman of each of the Nominating and Corporate Governance Committee and the Compensation Committee.
The Nominating and Corporate Governance Committee determines the size and membership of each of the Audit Committee, the Compensation Committee, the Technology and Innovation Committee and all other committees established by the Board, provided that (i) such determination will comply with mandatory legal and listing requirements; (ii) for as long as the JPM Stockholders have the right to nominate at least one director to the Board who is eligible to serve on such committee, at least one member of each such committee will be a designee of the JPM Stockholders; and (c) for so long as Swarth has the right to nominate at least one director to the Board who is eligible to serve on such committee, at least one member of each such committee must be a designee of Swarth.
Audit Committee (8 meetings held in 2020).   As described more fully in its charter, the Audit Committee’s responsibilities include, among other things: (i) appointing, evaluating, retaining, compensating or setting the compensation of, and overseeing the work of and, if appropriate, terminating the appointment of the independent auditor; (ii) overseeing the Company’s financial reporting, including reviewing and discussing with management, the independent auditor and a member of the internal audit function, prior to public release, the Company’s annual and quarterly financial statements to be filed with the SEC; (iii) overseeing management’s design and maintenance of the Company’s internal control over financial reporting and disclosure controls and procedures; and (iv) reviewing and discussing with management and the independent auditor the Company’s financial risk exposures and assessing the policies and procedures management has implemented to monitor and control such exposures. The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company — Investor Relations — Corporate Governance — Governance Highlights.
Our Board has determined that Mr. Ewing is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. This designation is a disclosure requirement of the SEC related to Mr. Ewing’s experience and understanding with respect to certain accounting and auditing matters, but it does not impose upon Mr. Ewing any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.
Compensation Committee (7 meetings held in 2020).   As described more fully in its charter, the Compensation Committee’s responsibilities include, among other things: (i) reviewing and approving the Company’s compensation plans, practices and policies for directors and executive officers, including a review of any risks arising from compensation practices and policies for employees that are reasonably likely to have a material adverse effect on the Company; (ii) reviewing the Company’s succession plans for executive officers, where requested to do so by the Board; (iii) making recommendations to the Board regarding the establishment and terms of any incentive compensation or equity-based plans and monitoring their administration; (iv) before selecting or receiving advice from a compensation advisor (other than in-house legal counsel), considering various factors relating to the independence of such advisor; and (v) reviewing the Company’s culture and policies and strategies related to human capital management, including with respect to diversity and inclusion initiatives, pay equity, talent and performance management and employee engagement. The Compensation Committee may delegate its authority under its charter to one or more subcommittees or members of management, consistent with applicable law and SEC and Nasdaq rules. Specifically, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant options or other equity awards pursuant to the Company’s equity plans to certain employees of the Company.
The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company — Investor Relations — Corporate Governance — Governance Highlights.
Nominating and Corporate Governance Committee. (4 meetings held in 2020).   As described more fully in its charter, the Nominating and Corporate Governance Committee’s responsibilities include, among other things: (i) identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for: (a) nomination for election by the stockholders and (b) any Board vacancies that are to be filled by the Board, subject to any rights regarding the selection of directors by holders of preferred shares and any other contractual or other commitments of the Company; (ii) developing and recommending to the Board, overseeing the implementation and effectiveness of, and recommending modifications as appropriate to, a set of corporate governance guidelines applicable to the Company; (iii) reviewing annually with the Board the composition of the Board as a whole and a succession plan in the event one or more directors ceases to serve for any reason; (iv) overseeing the annual self-evaluation of the Board, its committees, individual directors and management; (v) identifying appropriate director development and continuing education opportunities and making recommendations to the Board as appropriate; and (vi) reviewing the Company’s strategies, activities, policies and communications regarding ESG related matters and make recommendations to the Board.
The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company — Investor Relations — Corporate Governance — Governance Highlights.

Technology and Innovation Committee. (4 meetings held in 2020).   As described more fully in its charter, the Technology and Innovation Committee’s responsibilities include, among other things, reviewing and discussing with the Company’s management: (i) the Company’s overall corporate strategy and approach to leverage technological and commercial innovation to accomplish the financial and market goals established by the Company including business performance, market share growth and competitive leadership; (ii) significant investments in technology and software by the Company; (iii) technology risks, opportunities and trends that could significantly affect the Company and the businesses in which it operates; (iv) the direction and effectiveness of the Company’s research and development operations; and (v) technology and technology-related risk matters, including information and cybersecurity.
The Technology and Innovation Committee operates under a written charter adopted by the Board, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company — Investor Relations — Corporate Governance — Governance Highlights.
Director Nomination Process
The Nominating and Corporate Governance Committee screens and recommends candidates for nomination by the full Board, other than those directors designated pursuant to the Stockholders Agreement. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating and Corporate Governance Committee considers, among other skills and criteria, the following for nomination as a director: demonstrated business knowledge, technical skills and experience; an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; diversity of background and other desired qualities; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee’s ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director.
In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects diversity, including in experiences, backgrounds and skills. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.
Stockholder Nominations and Recommendations of Director Candidates
Stockholders who wish to recommend candidates to the Nominating and Corporate Governance Committee for consideration as potential director candidates should send their recommendation to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Ribbon Communications Inc., 6500 Chase Oaks Blvd., Suite 100, Plano, Texas 75023. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the current make-up of the Board, what skills should be added (if any) and the qualifications of the candidate. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner as candidates recommended by the Nominating and Corporate Governance Committee, as described above in “Director Nomination Process.”
Stockholders who wish to nominate director candidates or propose business to be considered directly at an annual meeting in accordance with the procedures set forth in our by-laws should follow the procedures set forth under the sections entitled “Stockholder Nominations and Proposals For Presentation At 2022 Annual Meeting.”
Board Leadership Structure
The Company’s Corporate Governance Guidelines provide that the Board leadership structure that is most appropriate for the Company at this time is a non-executive Chairman. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis, and makes decisions on the basis of what it considers to be best for the Company at any given point in time. Currently, our Board leadership structure consists of a non-executive Chairman, a separate CEO, a lead independent director and strong committee chairs. The Board believes its leadership structure provides for appropriate independence between the Board and management because the current leadership structure offers the following benefits: (i) increasing the independent oversight of Ribbon and enhancing our Board’s objective evaluation of our CEO; (ii) focusing the CEO on company operations instead of Board administration; (iii) providing the CEO with an experienced sounding board; (iv) providing greater opportunities for communication between stockholders and our Board; (v) enhancing the independent and objective assessment of risk by our Board; and (vi) providing an independent spokesperson for our Company.
Executive Sessions of the Board
The Company’s Board is structured to promote independence and is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Under our Corporate Governance Guidelines, our independent directors are required to meet in executive session at regularly scheduled Board meetings without management present to discuss any matters the independent directors consider appropriate. We expect the Board to have a least four executive sessions each year.
Sustainability, Social and Environmental Responsibility
We are committed to providing our stockholders with increased visibility into our practices and efforts to support and meet our environmental, social and governance goals. These goals are directly supported by the values we aspire to achieve at Ribbon.
Ribbon’s Values

Team We work as One Team, advancing together towards common and clear goals.	Passion We take pride in and celebrate our achievements!
Customer
We strive to be a trusted advisor to our customers. We do that by listening to them, anticipating their needs and offering best in class solutions. Our customers know that “we do what we say”.
		Innovation Ribbon’s competitive advantage relies on our ability to offer innovative, creative and state-of-the-art technology.	True Transparency Respect Unpretentious Empowerment
We believe we contribute to the communities in which we operate through the mitigation of climate change and other global sustainable development priorities. We aim to help improve the quality of the lives of people, society and the health of the planet through leveraging our expertise in transforming networks, enhancing security and delivering world-class solutions.

Sustainability
We believe that it is our duty to support global efforts to mitigate climate change. Ribbon is committed to:
▪
Protecting the environment and preventing pollution within our products’ lifecycle with responsible product design and by requiring our suppliers to adhere to sustainable practices.

▪
Fulfilling our compliance obligations by complying with all applicable environmental legislation and other requirements.

▪
Continually improving our Environmental Management System (EMS) to enhance environmental performance.

▪
Utilizing environmental awareness education and implementing administrative controls to assess our compliance obligations, processes and practices, and to identify opportunities for reductions in energy usage, carbon emissions and waste.

Products
We believe our solutions support many of the major technology trends that will underpin economic stability. These trends include:
▪
Accelerating customers’ move to the cloud.

▪
Helping to redefine working from home.

▪
New analytics to maximize network efficiencies.

▪
Connecting the unconnected.

▪
Helping solve real-world problems like robocalling.

People
As an international company, we are committed to maintaining a diverse and inclusive workforce and empowering all employees.
▪
We engage our employees by providing opportunities for personal and professional growth and maintaining a culture of open communications.

▪
We believe in fairly and competitively rewarding our employees, including providing benefits tailored to local market norms in each region to support employees with medical insurance, paid leave and other non-salary benefits.

▪
We delivered approximately 12 training hours per employee across our workforce as an investment in their professional growth.

▪
We strive for a workplace that is free of hazards for our employees and have a strong track record for safety that we reinforce through regular training modules.

For additional information regarding our corporate governance and our social responsibility goals and initiatives, please see “Corporate Governance” on our investor relations website (www.investors. ribboncommunications.com) and our most recent sustainability report, which is available at www.ribboncommunications.com in the section entitled Company — Company Policies — Sustainability.
Additional Governance Matters
Code of Ethics.   Our Board has adopted a written Amended and Restated Code of Conduct, which qualifies as a “code of ethics” as defined by SEC rules. The Amended and Restated Code of Conduct is intended to provide guidance on the conduct expected of Ribbon’s employees, officers and directors in the interests of preserving Ribbon’s reputation for integrity, accountability and fair dealing. To ensure that our business is conducted in a consistently legal and ethical manner, our Amended and Restated Code of Conduct applies to all of our directors, officers and employees.
We intend to disclose any amendment to or waiver of a provision of the Amended and Restated Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website at www.ribboncommunications.com.

Public Availability of Corporate Governance Documents   For more corporate governance information, you are invited to access our key corporate governance documents, including our Corporate Governance Guidelines, Amended and Restated Code of Conduct and the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Technology and Innovation Committee on our corporate website at www.ribboncommunications.com, in the section entitled Company — Investor Relations — Corporate Governance — Governance Highlights. The references in this Proxy Statement to our corporate website are not intended to, and do not, incorporate by reference into this Proxy Statement any materials contained on such website.
Stockholder Communications with the Board of Directors.   Stockholders may communicate with our Board by writing, calling or e-mailing our Investor Relations Department at Ribbon Communications Inc., 6500 Chase Oaks Blvd., Suite 100, Plano, Texas 75023, Attention: Investor Relations, (978) 614-8050, ir@rbbn.com. Our Investor Relations Department will review all such communications and will forward to the Lead Independent Director all communications that raise an issue appropriate for consideration by our Board.

AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
We reviewed Ribbon’s audited financial statements for the fiscal year ended December 31, 2020 and discussed these financial statements with Ribbon’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Ribbon’s management is responsible for Ribbon’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Ribbon’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of Ribbon’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report on those financial statements and issuing a report on the effectiveness of Ribbon’s internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by the SEC and PCAOB.
Deloitte provided us with, and we reviewed, the written disclosures and the letter required by the applicable requirements of the PCAOB that independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. In addition to engaging in this discussion with Deloitte regarding its independence, we also considered whether Deloitte’s provision of other, non-audit related services to Ribbon is compatible with maintaining Deloitte’s independence.
Based on our discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Ribbon Board of Directors that the audited financial statements be included in Ribbon’s Annual Report on Form 10-K for the year ended December 31, 2020.
Submitted by,
AUDIT COMMITTEE:
R. Stewart Ewing, Jr. (Chair)
Bruns H. Grayson
Beatriz V. Infante

DIRECTOR COMPENSATION
The Compensation Committee reviews the compensation of our non-employee directors periodically and recommends changes to the Board when it deems appropriate. The following table describes the components of the non-employee directors’compensation for 2020:
Compensation Element	Compensation Payment
Annual Retainer	$60,000(1)(2)
Annual Equity Retainer	$120,000(1)(2) in restricted stock units that vest after one year (or, if earlier, on the date of the next annual meeting if the non-employee director does not stand for re-election or is not re-elected by stockholders of the Company)
Committee Fees(3)	$15,000 for the Audit Committee $10,000 for the Compensation Committee $5,000 for the Nominating and Corporate Governance Committee $5,000 for the Technology and Innovation Committee
Non-Executive Chairman Fee(3)	$100,000(2)
Chair Fee(4)	$25,000 for the Audit Committee $17,000 for the Compensation Committee $10,000 for the Nominating and Corporate Governance Committee $10,000 for the Technology and Innovation Committee
New Director Retainer	New non-employee directors will receive a pro rata annual equity award of restricted stock units, with the proration based on the number of months of service until the month of the Company’s next annual stockholders meeting
Stock Ownership Guidelines	Expected to hold all of the shares of the Company’s common stock granted to them and to maintain such amount of stock ownership throughout their tenure as a director.

(1)
Mr. Smith is not entitled to any annual director equity grants. In lieu of such grants, Mr. Smith is entitled to an annual cash retainer of $160,000. As described below, Mr. Smith waived receipt of this cash retainer effective April 1, 2020. Any compensation paid to Mr. Smith is paid directly to Heritage PE (OEP) III L.P. (“Heritage III”).

(2)
Mr. Shani waived receipt of any compensation for his service as Chairman of the Board in 2020.

(3)
Compensation for service as the chairman of the Board or a committee member is in addition to the compensation paid for Board service.

(4)
Compensation for service as a committee chair is in addition to the compensation paid for service on such committee.

We utilized the significant experience of several of our then-current directors to assist us in conducting due diligence in connection with the ECI Acquisition. In light of the additional time commitment made to Ribbon to assist in that process, the Board approved a special award of 30,000 shares to each of Messrs. Fennebresque, Grayson, Lynch, Mathy and Schubert, and Ms. Infante in February 2020.
On May 6, 2020, in response to industry-wide conditions, including the uncertainty created by the effects of the COVID-19 pandemic, each non-employee agreed to reduce their annual cash retainer by 50% effective May 15, 2020. The reduction was in place until September 15, 2020. In addition, Messrs. Shani and Smith agreed not to receive any compensation for their service as directors of the Company effective April 1, 2020.

Total Director Compensation for 2020
The following table contains information on compensation earned by each non-employee member of our Board during 2020:
2020 Director Compensation
Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)
Mariano S. de Beer(3)	$29,750	$120,004	$149,754
R. Stewart Ewing, Jr.(4)	$63,960	$155,841	$219,801
Kim S. Fennebresque(5)	$25,500	$105,000	$130,500
Bruns H. Grayson	$82,960	$225,004	$307,964
Beatriz V. Infante	$85,693	$225,004	$310,697
Richard J. Lynch(6)	$79,710	$105,000	$184,710
Kent J. Mathy(6)	$27,210	$105,000	$132,210
Krish A. Prabhu(4)	$46,960	$155,841	$202,801
Scott E. Schubert(6)	$49,710	$105,000	$154,710
Shaul Shani(3)	$—	$—	$—
Richard W. Smith(7)	$40,000	$—	$40,000
Tanya Tamone(3)	$27,417	$120,004	$147,421

(1)
The amounts in this column do not reflect compensation actually received by the applicable director. Instead, the amounts reflect the grant date fair value of restricted stock awards, as calculated in accordance with Accounting Standards Codification 718, Compensation — Stock-Based Compensation (“ASC 718”).

The amounts reported for each member of the Board represents the grant date fair value of his or her grants during 2020. The grants made to each director during 2020 were as follows:
Director	Restricted Stock Units (#)	Grant Date Fair Value ($)
Mariano S. de Beer	27,089(a)	$120,004
R. Stewart Ewing, Jr.	16,591(b)	$35,387
	27,089(a)	$120,004
Kim S. Fennebresque	30,000(c)	$105,000
Bruns H. Grayson	30,000(c)	$105,000
	27,089(a)	$120,004
Beatriz V. Infante	30,000(c)	$105,000
	27,089(a)	$120,004
Richard J. Lynch	30,000(c)	$105,000
Kent J. Mathy	30,000(c)	$105,000
Krish A. Prabhu	16,591(b)	$35,837
	27,089(a)	$120,004
Scott E. Schubert	30,000(c)	$105,000
Shaul Shani	—	$—
Richard W. Smith	—	$—
Tanya Tamone	27,089(a)	$120,004

(a)
Annual director RSU award granted on June 22, 2020 that vests on June 22, 2021 or, if earlier, on the date of the next annual meeting if the non-employee director does not stand for re-election or is not re-elected by stockholders of the Company.

(b)
Pro-rated 2019 director RSU award to new Board members (who joined the Board of Directors on February 17, 2020) granted on March 17, 2020 for the period from February 17, 2020 through June 17, 2020; these shares were released on June 17, 2020.

(c)
Special grant on February 21, 2020 to all then-current Board members for their participation in the due diligence in connection with the ECI acquisition. These shares were released on February 21, 2020.

(d)
As of December 31, 2020, our non-employee directors (serving as of that date) held an aggregate of 162,534 unvested restricted stock units as follows:

Non-Employee Directors	Number of Unvested RSUs Held as of December 31, 2020
Mariano S. de Beer	27,089
R. Stewart Ewing, Jr.	27,089
Bruns H. Grayson	27,089
Beatriz V. Infante	27,089
Krish A. Prabhu	27,089
Shaul Shani	—
Richard W. Smith	—
Tanya Tamone	27,089

(2)
Non-employee directors also are eligible to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at our Board or committee meetings.

(3)
In accordance with the Stockholders Agreement, the Board appointed Ms. Tamone and Messrs. de Beer and Shani as directors effective June 19, 2020. Mr. Shani waived receipt of any compensation for his service as director in 2020.

(4)
The Board appointed Messrs. Ewing and Prabhu as directors effective February 17, 2020.

(5)
On February 17, 2020, Mr. Fennebresque resigned as a director of the Company, effective on March 1, 2020. In connection with his resignation from the Board, we accelerated the vesting of Mr. Fennebresque’s 25,975 unvested shares.

(6)
On June 18, 2020, Messrs. Lynch, Mathy and Schubert resigned as directors of the Company.

(7)
Mr. Smith is not entitled to any equity compensation in connection with his services as a member of the Board. Effective April 1, 2020, Mr. Smith waived receipt of any compensation in connection with his service as a director. As a result, fees paid to Mr. Smith included herein represent prorated annual director fees through April 1, 2020, consistent with other non-employee directors, and additional prorated fees in lieu of the 2020 annual director grant. All compensation for Mr. Smith’s services is paid directly to Heritage III.

EXECUTIVE OFFICERS OF THE REGISTRANT
The executive officers of the Company as of the date hereof are listed below:
Name	Age	Position
Bruce W. McClelland	54	President and Chief Executive Officer
Miguel (“Mick”) Lopez	61	Executive Vice President, Chief Financial Officer
Steven Bruny	62	Executive Vice President, Sales — Americas Region
Sam Bucci	56	Executive Vice President and General Manager, IP Optical Network s Business Unit
Patrick Macken	47	Executive Vice President, Chief Legal Officer and Corporate Secretary
Steve McCaffery	54	Executive Vice President, Sales — EMEA and APAC Regions
Anthony Scarfo	60	Executive Vice President and General Manager, Cloud and Edge Business Unit
Biographical information regarding each executive officer other than Bruce W. McClelland is set forth below. Mr. McClelland’s biographical information is set forth above under the section entitled “Proposal 1 — Election of Directors.”
Mick Lopez has served as our Executive Vice President, Chief Financial Officer since July 2020. Mr. Lopez most recently served as the CFO of Vista Outdoor Inc., a leading global designer and manufacturer of outdoor sports and recreation consumer products from 2018 until April 2020. He was instrumental in driving cost out of the business, executing on strategic portfolio divestitures, and reducing financial leverage with a low-cost scalable capital structure. Prior to joining Vista Outdoor, he served as the CFO at Veritas Technologies from 2016 to 2017 where he drove profitability improvements through portfolio and operational improvements. Prior to joining Veritas Technologies, Mr. Lopez was the CFO for Harris Corporation from 2014 to 2016 where he played an integral role in reshaping corporate strategy, which resulted in the $3 billion acquisition of Exelis Inc. From 2011 to 2014, he was the CFO for Aricent Group/KKR Private Equity, where he drove initiatives focused on improving profitability, leverage position and global tax structure. Earlier in his career, he gained valuable experience as Vice President, Finance at Cisco Systems and Tyco International, as well as international assignments with IBM and KPMG. Mr. Lopez holds a Bachelor of Science degree in business administration with a double major in finance and accounting from Georgetown University and a Master of Business Administration from the University of Chicago. He has been a Certified Public Accountant since 1983.
Steven Bruny has served as our Executive Vice President, Sales — Americas Region since March 2020. He previously served as our Executive Vice President, Global Sales and Services from January 2019 to March 2020; our Interim Co-President and Chief Executive Officer from November 2019 to February 2020; our Executive Vice President, Global Operations from October 2017 to January 2019; as Chief Operating Officer of GENBAND from January 2015 to October 2017; and as Senior Vice President of Major Accounts Sales for GENBAND from July 2012 to January 2015. Prior to joining GENBAND, from July 2005 to March 2012, Mr. Bruny served as Chief Executive Officer of Aztek Networks, Inc., a telecommunications company, which was acquired by GENBAND in 2012. Prior to joining Aztek Networks, Inc., in 1999, Mr. Bruny co-founded Connexn Technologies, Inc., a telecommunications company, which was acquired by Azure Solutions, Ltd., in 2004. Prior to his position at Connexn Technologies, Inc., Mr. Bruny was Founder and CEO of IGS, a telecommunications software supplier, from 1993 to 1998. From 1988 to 1993, Mr. Bruny was also Founder and CEO of Information Graphics Systems, Inc., a GIS software provider that was acquired by Hitachi Software Engineering in 1993. Mr. Bruny holds a Bachelor of Science degree in physics from Colorado State University and a Master of Business Administration from the University of Colorado.
Sam Bucci has served as Executive Vice President and General Manager, IP Optical Networks Business Unit since September 2020, where he is responsible for managing all research and development, product management and customer support teams for the Company’s packet and optical networking solutions. Prior to Ribbon, Mr. Bucci led the multi-billion dollar optical networking business unit for Nokia and Alcatel-Lucent from May 1994 to September 2020. Nokia acquired Alcatel-Lucent’s packet optical business in 2016. While at Nokia and Alcatel-Lucent he was responsible for the entire optical networking business unit and oversaw various functions including engineering, product management, portfolio management, business strategy, supply chain, regional business centers, support and professional services, marketing communications and product marketing. Prior to his tenure at Nokia and Alcatel-Lucent, Sam spent several years at Nortel Networks’ optical business unit in various senior product management, sales, and business development roles. He received a Bachelor of Engineering degree with distinction from McGill University in Canada.
Patrick Macken has served as Executive Vice President, Chief Legal Officer and Corporate Secretary since June 2020, where he is responsible for the Company’s global legal, compliance and real estate functions and also serves as the corporate secretary for the Board of Directors. Mr. Macken brings to the Company more than 20 years of legal experience, much of which has been spent advising companies in the technology, media and telecom sector. Prior to joining Ribbon, Mr. Macken was Senior Vice President, General Counsel and Secretary of ARRIS International plc from 2015 until 2019. Mr. Macken was also a Partner in the corporate practice at Troutman Sanders LLP (now Troutman Pepper Hamilton Sanders LLP). Mr. Macken holds a Bachelor of Arts degree from Tulane University and received his Juris Doctorate degree, Magna Cum Laude, from Tulane Law School, where he was a member of the Order of the Coif.
Steve McCaffery has served as Executive Vice President, Sales — EMEA and APAC Regions since January 2021. Mr. McCaffery has more than 30 years of experience leading sales and marketing teams and working with global fixed and mobile operators. Before joining Ribbon, he was the CEO of the consulting business GOT2, from 2019 until January 2021, advising technology companies in the convergence, wireless, broadband and video spaces. Previously, he managed a $2.4 billion international business addressing both carrier and enterprise customers and was a member of the executive team at ARRIS International plc from 2013 until 2019 following the acquisition of Motorola Home. Prior to his time at ARRIS, he built and developed Native Networks, a venture-backed company in the data space which was purchased by Alcatel-Lucent, where he managed part of the Optical Networks business in EMEA. Mr. McCaffery holds a Bachelor of Arts (Honors) in combined engineering from the University of Warwick.
Anthony Scarfo has served as our Executive Vice President and General Manager, Cloud and Edge Business Unit. He previously served as our Executive Vice President, Products and Research and Development from January 2018 to March 2020. From October 2016 to January 2018, he consulted for VTCSecure, a global communications solutions company. He has also served on the advisory board of VTCSecure since 2012. From October 2017 to January 2018, he was a consultant for the Visiting Nurse Association Health Group, helping to launch a new company focused on helping people age in place. Mr. Scarfo was previously Sonus’ Executive Vice President, Services, Product Management and Corporate Development from October 2013 to October 2016; Senior Vice President, Technology Development from May 2012 to October 2013; Vice President and General Manager of Trunking, Policy and Business Development from February 2012 to May 2012; and Vice President of Business Development from September 2011 to February 2012. Prior to joining Sonus, Mr. Scarfo was the Vice President of Global Services Providers and System Integrators at Polycom, Inc., a leader in open, standards-based unified communications and collaboration solutions for voice and video collaboration, from February 2010 to May 2011, where he was responsible for developing Polycom, Inc.’s cloud strategy to deploy video and voice infrastructure for Managed and Hosted Unified Communication services. Previously, Mr. Scarfo was the Chief Strategy Officer and Head of Global Channels at ECI Telecom, which delivers communications platforms to carriers and services providers worldwide, from July 2006 to January 2010, where he led the development of a multi-faceted business strategy and developed a partner program with strategic and original equipment manufacturer partners. He also served as Vice President of Global Alliances and Partnerships at Juniper Networks, Inc., which designs, develops and sells network infrastructure products and services, from July 2002 to June 2006. Mr. Scarfo started his career at AT&T Inc., a premier communications holding company, and held leadership roles at Lucent Technologies, which designed and delivered systems, services and software for next-generation communications networks. Mr. Scarfo holds a Bachelor of Science degree in computer information systems from Manhattan College and a Master of Business Administration from Seton Hall University.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following table sets forth information regarding beneficial ownership of our common stock as of March 30, 2021 by:
▪
each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

▪
each of our named executive officers;

▪
each of our directors; and

▪
all of our current executive officers and directors as a group (together, the “Beneficial Holders”).

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that the person has the right to acquire within 60 days of March 30, 2021, through the exercise of any stock option or other equity right, are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of March 30, 2021 is based upon 147,358,590 shares of common stock outstanding on that date. Unless otherwise indicated, the address of all listed stockholders is 6500 Chase Oaks Blvd, Suite 100, Plano, TX 75023.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers:
Bruce McClelland	1,126,963	*
Steven Bruny	185,397	*
Sam Bucci	57,947	*
Justin K. Ferguson(1)	85,436	*
Mick Lopez	22,500	*
Patrick Macken	—	*
Daryl E. Raiford(2)	207,480	*
Kevin Riley(3)	208,108	*
Anthony Scarfo	123,132	*
Directors and Nominees:
Mariano S. de Beer	—	—
R. Stewart Ewing Jr.	16,591	*
Bruns H. Grayson	210,051	*
Beatriz V. Infante	176,904	*
Krish A. Prabhu	16,591	*
Shaul Shani	—	—
Richard W. Smith	—	—
Tanya Tamone	—	—
All current executive officers and directors as a group (15 persons)	1,936,076	1.31%
5% Owners:
JPMorgan Chase & Co.(4)	49,940,222	33.89%
Swarth Investments Inc.(5)	25,796,395	17.51%
Paradigm Capital Management, Inc.(6)	8,381,800	5.69%

*
Less than 1% of the outstanding shares of common stock.

(1)
Mr. Ferguson’s employment with Ribbon terminated on September 17, 2020. Beneficial ownership based on Mr. Ferguson’s last Form 4 filed on June 19, 2020 with the SEC relating to shares of our common stock.

(2)
Mr. Raiford’s employment with Ribbon terminated on July 1, 2020. Beneficial ownership based on Mr. Raiford’s last Form 4 filed on June 19, 2020 with the SEC relating to shares of our common stock.

(3)
Mr. Riley’s employment with Ribbon terminated on November 6, 2020. Beneficial ownership based on Mr. Riley’s last Form 4 filed on June 19, 2020 with the SEC relating to shares of our common stock.

(4)
Based solely on a Schedule 13D/A filed with the SEC on May 5, 2020, reporting the beneficial ownership of 49,940,222 shares of our common stock. JPMorgan Chase & Co. (“JPMorgan Chase”) reported shared voting and dispositive power with respect to all 49,940,222 shares, JPMC Heritage Parent LLC (“JPMC Heritage”) reported shared voting and dispositive power with respect to 48,190,718 shares, OEP II Partners Co-Invest, L.P. (“OEP II Partners Co-Invest”) reported shared voting and dispositive power with respect to 1,749,504 shares, and Heritage III reported shared voting and dispositive power with respect to 47,048,711 shares. JPMorgan Chase, JPMC Heritage, OEP II Partners Co-Invest and Heritage III are collectively referred to as the “JPMorgan Reporting Persons”. JPMorgan Chase is a publicly traded entity listed on the New York Stock Exchange, which is the sole member of JPMorgan Chase Holdings LLC, which is the sole member of OEP Holdings LLC, which is the sole member of JPMC Heritage, which is the general partner of OEP General Partner III L.P., which is the general partner of Heritage III. As such, each of OEP Holding LLC, JPMC Heritage and OEP General Partner III L.P. may be deemed to have or share beneficial ownership of the common stock held directly by Heritage III. OEP II Partners Co-Invest is subject to certain contractual agreements and statutory obligations to acquire and vote shares side-by-side with Heritage III. By virtue of these agreements and obligations, JPMorgan Chase may be deemed to have or share beneficial ownership over the shares held directly by OEP II Partners Co-Invest. Notwithstanding the above, JPMorgan Chase does not directly or indirectly own any interest in OEP II Partners Co-Invest. The business address of OEP II Partners Co-Invest is 510 Madison Ave., 19th Floor, New York, NY 10022. The business address of each of the other JPMorgan Reporting Persons is as follows: JPMorgan Chase, 383 Madison Avenue, New York, New York 10179, and each of JPMC Heritage and Heritage III, 277 Park Avenue, New York, New York 10172.

(5)
Based solely on a Form 3 filed with the SEC on July 29, 2020. The principal business address and principal office address of Swarth Investments Inc. is Morgan & Morgan Building, Pasea Estate, Road Town, Tortola D8.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2021. The principal business address and principal office address of Paradigm Capital Management Inc. is Nine Elk Street, Albany, New York 12207.

TRANSACTIONS WITH RELATED PERSONS
The Board adopted a written related person transaction policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Under the policy, any potential related person transactions must be reported to our Chief Legal Officer, who is responsible for determining whether such transactions constitute related person transactions subject to the policy. Our Chief Legal Officer is required to present to the Audit Committee each proposed related person transaction. The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction. If the Audit Committee does not approve or ratify a related person transaction, such transaction will not be entered into or will be terminated, as the Audit Committee directs.
The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock since January 1, 2020.
Stockholders Agreement
On March 3, 2020, the Company entered into the Stockholders Agreement with the JPM Stockholders and Swarth. The Stockholders Agreement provides the JPM Stockholders and Swarth with certain Board and Board committee designation rights as described above under “Corporate Governance — Board Composition and Stockholders Agreement” and “Corporate Governance — Board Committees,” and contains certain voting commitments as described in “Proposal 1 — Election of Directors”.
Standstill Restrictions
The Stockholders Agreement contains certain standstill provisions restricting the JPM Stockholders and Swarth from acquiring (or seeking or making any proposal or offer with respect to acquiring) additional shares of Ribbon common stock or any security convertible into Ribbon common stock or any assets, indebtedness or businesses of Ribbon common stock or any of its subsidiaries. Certain customary exclusions apply, and acquisition of shares of Ribbon common stock by a Ribbon stockholder will be permitted so long as such acquisition would not result in such stockholder and its affiliates beneficially owning a number of Ribbon common stock that is greater than 120% of the number of voting shares of Ribbon common stock held by the JPM Stockholders or Swarth, as applicable, on March 3, 2020 (or such lower number as specified in the Stockholders Agreement).
The standstill restrictions apply from the date of the Stockholders Agreement until the earlier of (i) the entry by Ribbon into a definitive agreement constituting a change of control transaction as discussed in further detail below and (ii) such date as the JPM Stockholders or Swarth, as applicable, no longer has a right to designate any members of the Board.
Change of Control
Without the approval of a majority of the disinterested directors serving on the Board, neither the JPM Stockholders nor Swarth may enter into or affirmatively support any transaction resulting in a change of control of Ribbon in which any such stockholder receives per share consideration as a holder of Ribbon common stock in excess of that to be received by other holders of Ribbon common stock.
Transfer Restrictions
Without the approval of a majority of the disinterested directors serving on the Board, until March 3, 2023, no JPM Stockholder nor Swarth may transfer any shares of Ribbon common stock that it beneficially owns if such transfer involves more than 15% of the outstanding shares of Ribbon common stock or if the transferee would own 15% or more of the outstanding shares of Ribbon common stock following such transfer, other than to a permitted transferee that agrees to be subject to the Stockholders Agreement or pursuant to a regulatory requirement.
Termination
The Stockholders Agreement will terminate by mutual consent of Ribbon, a majority in interest of the JPM Stockholders and Swarth (including the approval by a majority of Independent Directors) or with respect to either the JPM Stockholders or Swarth, on the date that such stockholder ceases to beneficially own 2% or more of the issued and outstanding Ribbon common stock.
Registration Rights Agreement
On March 3, 2020, the Company entered into a First Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with the JPM Stockholders and Swarth.
Under the Registration Rights Agreement, certain holders of Ribbon common stock were granted certain registration rights, including (i) the right to request that Ribbon file an automatic shelf registration statement and effect unlimited underwritten offerings pursuant to such shelf registration statement; (ii) unlimited demand registrations; and (iii) unlimited piggyback registration rights that allow holders of registrable shares to require that shares of Ribbon common stock owned by such holders be included in certain registration statements filed by Ribbon, in each case subject to the transfer restrictions contained in the Stockholders Agreement. In connection with these registration rights, Ribbon has agreed to effect certain procedural actions, including taking certain actions to properly effect any registration statement or offering and to keep the participating Ribbon stockholders reasonably informed with adequate opportunity to comment and review, as well as customary indemnification and contribution agreements.

COMPENSATION COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee consists of Beatriz V. Infante, Bruns H. Grayson and Krish A. Prabhu. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by,
COMPENSATION COMMITTEE:
Beatriz V. Infante (Chair)
Bruns H. Grayson
Krish A. Prabhu

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contain statements regarding performance targets and goals of the Company. These targets and goals are discussed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.
Overview
This section explains our compensation philosophy, describes the material components of our executive compensation program for our named executive officers (“NEOs”), whose compensation is set forth in the 2020 Summary Compensation table and other compensation tables contained in this Proxy Statement, and provides an overview of our executive compensation philosophy and program.
2020 Named Executive Officers
▪
Bruce W. McClelland, President and Chief Executive Officer

▪
Mick Lopez, Executive Vice President and Chief Financial Officer

▪
Steven Bruny, Executive Vice President, Sales, Americas Region and former Interim Co-President and Chief Executive Officer

▪
Sam Bucci, Executive Vice President and General Manager, Packet Optical Networks Business Unit

▪
Patrick Macken, Executive Vice President, Chief Legal Officer and Corporate Secretary

▪
Anthony Scarfo, Executive Vice President and General Manager, Cloud and Edge Business Unit

▪
Daryl E. Raiford, Former Executive Vice President, Chief Financial Officer

▪
Kevin Riley, Former Interim Co-President and Chief Executive Officer

▪
Justin K. Ferguson, Former Executive Vice President, General Counsel

Successful Leadership Transition
During 2020, we completed significant management transitions as we continued to reshape the Company and expand our product portfolio and global footprint.
Our Board appointed Mr. McClelland as President and Chief Executive Officer and elected him as a director on March 1, 2020. Upon Mr. McClelland’s appointment, Mr. Bruny and Mr. Riley resigned as Interim Co-Presidents and Chief Executive Officers of the Company. After their transition from their interim roles, Mr. Bruny now serves as our Executive Vice President, Sales, Americas Region and Mr. Riley served as Executive Vice President, Chief Technology Officer until his departure from the Company in November 2020. The 2020 compensation described in this Proxy Statement for Mr. Riley relates to his service with us through November 2020 and the severance terms to which he was entitled.
On June 1, 2020, Mr. Macken joined Ribbon as Executive Vice President and Chief Legal Officer and was subsequently appointed as Corporate Secretary. Mr. Ferguson subsequently departed the Company in September 2020 and the 2020 compensation described in this Proxy Statement for Mr. Ferguson relates to his service with us through September 2020 and the severance terms to which he was entitled.
On June 29, 2020, the Board appointed Mr. Lopez as Executive Vice President, Chief Financial Officer. In connection with Mr. Lopez’s appointment, Mr. Raiford departed from the Company and the 2020 compensation described in this Proxy Statement for Mr. Raiford relates to his service with us through June 2020 and the severance terms to which he was entitled.
Finally, in September 2020, the Board appointed Mr. Bucci as Executive Vice President and General Manager, Packet Optical Networks Business Unit, a newly created position following the ECI Acquisition completed earlier in 2020.
Executive Summary of 2020 Executive Compensation Decisions
We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with sound governance practices that are intended to best serve our stockholders’ long-term interests. In making its compensation decisions for 2020, the Compensation Committee considered, among other things, our financial and operational results for the year, the result of the say-on-pay vote at our 2020 annual meeting of stockholders, and the achievement of the compensation objectives set by the Compensation Committee. The components of the NEOs’ 2020 compensation and the key decisions underlying such components are described below:
2020 Target Compensation Components of Current CEO and Other Current NEOs
(as a Percentage of Total Direct Compensation)

CEO
15%
15%
19%
15%
51%
85%
ALL OTHER NEOs (AVERAGE)
21%
21%
30%
31%
18%
79%
Base salary
Restricted stock units
Target bonus
Performance units
Fixed
Performance/Equity-linked

Our senior executives are responsible for achieving both short- and long-term performance goals critical to our long-term success. Accordingly, compensation is weighted more heavily towards rewarding variable compensation as an individual rises within the organization.
Executive Compensation Highlights
The Compensation Committee reviews its pay practices to help ensure that they are aligned with the goals and objectives of the business established by the Board, and that such practices reflect what the Compensation Committee believes are good pay practices and support the Company’s strong governance and pay for performance compensation philosophy. Other than the elimination of individual performance metrics in connection with the annual cash incentive portion of the compensation program, the Compensation Committee continued to implement substantially the same pay practice structure in 2020 as was used for 2019.
Our Guiding Compensation Philosophy
Our compensation philosophy and practices are a critical part of our business strategy. We have a rigorous performance and compensation management system, and we believe our compensation processes and programs are aligned to provide strong incentives for success while appropriately balancing risk. In setting policies and practices regarding compensation, our guiding philosophy is that our compensation programs should:

We seek to accomplish these objectives by providing independent Compensation Committee oversight; encouraging and rewarding outstanding initiative, achievement, teamwork appropriate business-risk taking and a shared success environment; and reinforcing critical measures of performance derived from our business strategy and key success factors. These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.
Some of the highlights of our compensation programs and practices are as follows:
Compensation Best Practices that We Follow

✓
Pay for Performance —

▪
Approximately 85% of our current CEO’s and approximately 79% of the NEOs still employed by the Company’s (“Current NEOs”) target compensation for 2020 was performance-based, share-linked or both

▪
All annual cash incentive payouts to the Current NEOs and 50% of annual long-term equity awards (excluding sign-on inducement awards) are performance-based

▪
40% of annual performance-based equity awards made in 2020 (excluding sign-on inducement awards) are tied to relative total stockholder return over a three-year period

✓
Conservative Severance Arrangements  —  12-months base salary payment for termination without cause for NEOs (24-months for CEO in connection with termination without cause following a change of control)

✓
Compensation Benchmarking — Review of market compensation data, including the compensation practices, of peer companies in evaluating the compensation of our NEOs

✓
Meaningful Stock Ownership Requirements  —

▪
6x for the President and CEO

▪
2x for the remaining NEOs

✓
Minimal Perquisites  —  Limited perquisites are provided to our NEOs

✓
Clawback Policy  —  Robust and long-standing clawback policy

✓
Mitigate Undue Risk  —  Utilize defined maximum payouts for performance-based compensation in order to prevent out-sized payouts

✓
Annual Advisory Votes  —  Hold an annual advisory vote on the compensation paid to our NEOs

✓
Independent Compensation Consulting Firm  —  Any compensation consultant engaged by the Compensation Committee is an independent compensation consulting firm that provides no other services to the Company

Compensation Practices that We Do Not Follow

✘
No guaranteed bonuses for our executive officers

✘
No individual performance or non-financial metrics for determining annual bonus for the NEOs

✘
No discounted stock awards, reloads or repricing without stockholder approval

✘
No hedging or pledging of shares permitted for our executive officers and directors

✘
No tax gross-up payments with respect to any payments made in connection severance including any change of control

✘
No broad share recycling under our stock incentive plans

Consideration of Stockholder Say-on-Pay Vote
The Compensation Committee has historically considered the outcome of the Company’s annual say-on-pay vote when making decisions regarding the Company’s executive compensation program, including engaging in stockholder outreach.

In 2020, we engaged with our two largest stockholders, through Messrs. Shani and Smith, two of our non-employee directors, to discuss matters relating to the compensation of our executive officers, generally. Additionally, in 2020, we met with investors regularly to discuss matters of interests to such stockholders.
We also engaged with our compensation consultant to review our executive compensation program in a manner that we believe reflects the goals of our current business, and certain material aspects of the current compensation program are described in this Compensation Discussion and Analysis section. While we believe our updated program provides the appropriate incentives and pay-for-performance culture for our NEOs, the Compensation Committee intends to continue to review our compensation practices in the future based on the results of say-on-pay votes and to engage stockholders for input into the Company’s pay practices, where appropriate.
Overview of the Company’s Compensation Program
The Company’s executive compensation program is administered by the Compensation Committee. In addition to attracting and retaining high caliber executives, the components of the executive compensation program are designed to reward the successful execution of corporate strategies, foster and drive continuous improvement, and encourage a high-performance culture, both on an annual basis and over the long-term.
Who Oversees the Company’s Compensation Program?
The Compensation Committee.   The Compensation Committee is primarily responsible for overseeing the Company’s executive compensation program. Our Board sets the overall corporate performance objectives for each year, while the Compensation Committee determines and approves the compensation level for the CEO; reviews the recommendations of the CEO and approves compensation levels of other executive officers; evaluates the performance of these executives; and evaluates and approves all grants of equity-based compensation to the CEO and the other executive officers. All decisions regarding the CEO’s compensation are made by the Compensation Committee in executive session without the CEO present. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance to determine the appropriate cash incentive amount, if any, to be paid to each eligible executive officer.
Role of the Compensation Consultant.   The duties of the compensation consultant we engage are generally to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program, and assist our CEO in developing compensation recommendations to present to the Compensation Committee for the other executive officers. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.
Since December 2017, FW Cook has served as the compensation consultant of the Compensation Committee and has advised the Compensation Committee regarding its compensation decisions. The Compensation Committee assessed FW Cook’s independence relative to standards prescribed by the SEC and determined that no conflicts existed.
Roles of the Chief Executive Officer and the Senior Vice President of Human Resources.   The CEO, in consultation with the Senior Vice President of Human Resources, develops compensation recommendations for the Compensation Committee to consider for the Company’s other executive officers. The CEO considers various factors when making individual compensation recommendations, including the relative importance of the executive’s position within the organization, the individual tenure and experience of the executive, and the executive’s individual performance and contributions to the Company’s results.
The Compensation Committee considers, but is not bound by, compensation recommendations made by the CEO. The Compensation Committee determines the CEO’s compensation in its sole discretion.
Competitive Benchmarking
As part of the ongoing assessment of our executive compensation program, the Compensation Committee, with the assistance of its compensation consultant, reviews market compensation data, including the compensation practices of selected similar companies. Accordingly, the Compensation Committee updates the peer group from time to time to ensure that the Company’s executive compensation program remains competitive and in line with market compensation data. The peer group generally consists of publicly-traded information technology companies that are in the communications equipment and related sub-industries with market capitalization and revenue in a similar range to that of the Company. The compensation consultant reviews the business descriptions of potential peer companies to identify businesses generally in the telecommunications and/or networking industries. Then, the Compensation Committee considers factors, such as executive talent and business-line competitors, global scope and complexity, research and development expenses, and market capitalization-to-revenue multiples, when selecting peers.
In October 2019, the Compensation Committee reviewed the previously approved peer group and, at the recommendation of FW Cook, determined to remove Mitel Networks Corporation and Oclaro, Inc., as a result these companies being acquired by other companies. The Compensation Committee believed that the remaining companies continued to represent a reasonable match in terms of size to Ribbon (expressed as revenue and market capitalization)
In light of the meaningful changes in the Company’s size and operations following the ECI Acquisition, in September 2020, the Compensation Committee, at the recommendation of FW Cook, approved additional changes to the peer group to (i) remove Applied Optoelectroncis, Comtech Telecommunications and Finisar Corporation and (ii) add Casa Systems, Inc., NetScout Systems, Inc., Plantronics, Inc. and ViaSat, Inc. FW Cook compiled and provided the Compensation Committee compensation information from the updated peer group based on the publicly-filed documents of each member of the peer group.
Ribbon Fiscal 2020 Executive Compensation Peer Group Companies
ADTRAN, Inc.	CalAmp Corp.	Calix, Inc.	Casa Systems, Inc.	CSG Systems International, Inc.
Extreme Networks, Inc.	F5 Networks, Inc.	Harmonic Inc.	Infinera Corporation	NETGEAR, Inc.
NetScout Systems, Inc.	Plantronics, Inc.	Sierra Wireless, Inc.	ViaSat, Inc.	Viavi Solutions Inc.
While the Compensation Committee considers the compensation of our peer group companies’ senior executives, it does not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof.
Compensation Components
The Compensation Committee annually reviews fixed and variable compensation received by our NEOs, including base salary, annual and long-term incentives, equity awards, and total equity in the Company. Our executive compensation program has four major components that support the Company’s compensation objectives, each of which is discussed in detail below. Such major components reflect the compensation provided to our NEOs in 2020.
Compensation Mix.   A significant portion of our executive officers’ total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation — that is, the amount our executives earn is dependent upon Company performance. The 2020 equity-based component of our NEOs’ total compensation consisted primarily of (i) restricted stock units that are subject to time-based vesting (“RSUs”) and (ii) restricted stock units the vesting of which is subject to established performance metrics (“PSUs”), and in both cases the value of which is tied to the value of the Company’s common stock. These variable elements were intended to align the executives’ performance and interests with Company performance and long-term stockholder value.

The table below generally summarizes the elements of our compensation program for our NEOs in 2020:
Element	Form of Compensation	Purpose	Link to Company Performance
Base Salaries	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Low
Annual Cash Incentives	Cash	Provide a direct incentive to achieve strong annual operating results	High
Long-Term Equity Incentives	RSUs and PSUs	Encourage executive officers to build and maintain a long-term equity ownership position in Ribbon so that their interests are aligned with those of our stockholders	High
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including 401(k) plan, premiums paid on long-term disability and life insurance
Benefit plans are part of a broad-based employee benefits program
Except in limited circumstances as discussed in the footnotes of our Summary Compensation Table, our executives do not generally receive any material nonqualified deferred compensation plans or perquisites.
Low
How Target Levels of Compensation are Determined.   In determining the amount of compensation to pay our NEOs, the Compensation Committee considers factors such as the executive officer’s role within the Company and the level of responsibility, skills and experiences required by the position, the executive officer’s qualifications, our ability to replace such individual and the overall competitive environment for executive talent. The Compensation Committee also considers the Company’s performance, the executive’s performance, the Compensation Committee’s view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Compensation Committee reviews competitive compensation data gathered in comparative surveys (benchmarking and peer group data). The Compensation Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by other companies with whom the Company competes for executive talent using the peer data provided by our outside compensation consultant. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are both variable compensation and contingent on Company or stock performance.
2020 Compensation Payouts
The established targets for individual components and overall executive compensation are designed to be market competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company’s objectives. In some cases, individual components may be positioned slightly higher or slightly lower in the market range in order to emphasize a particular element or if individual circumstances dictate. The Compensation Committee believes that the overall compensation program serves to balance the mix of cash and equity compensation with the mix of short- and long-term compensation for our NEOs.
Base Salary.   Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives, and the relation of that position to other positions in the Company and the external benchmark data for similar positions at peer companies. Each NEO’s salary and performance are reviewed annually as well as at the time of a promotion or other change in responsibilities.

In 2020, for the NEOs that joined the Company during the year, their base salary was determined at the time they were hired based on the factors identified above. No changes were made to Messrs. Bruny’s and Scarfo’s base salary for 2020 in connection with the annual compensation review or otherwise.
On May 6, 2020, in response to industry-wide conditions, including the uncertainty created by the COVID-19 pandemic, the Compensation Committee approved, and our executive leadership team agreed, to reduce the executive leadership team’s base salaries. Mr. McClelland agreed to reduce his base salary by 50% and the other NEOs agreed to reduce their base salaries by 20% generally effective from May 15, 2020 through September 15, 2020.
Annual Cash Bonuses.   Annual cash incentives provide NEOs with the opportunity to earn additional cash compensation beyond base salary. The eligibility for an annual cash bonus creates an incentive to achieve desired near-term corporate goals that are in furtherance of the Company’s long-term objectives. The compensation program establishes target bonuses for each NEO. Cash bonuses are expected to represent a substantial part of total compensation for our NEOs, if earned.
For 2020, the Company had one cash incentive plan for the NEOs — the Senior Management Cash Incentive Plan (the “SMCIP”). In February 2020, the Compensation Committee determined that the annual cash incentive under the SMCIP for each NEO would be calculated pursuant to a fixed formula based on the achievement of two metrics — 75% weighted to the Company’s pre-bonus adjusted earnings before interest, taxes, depreciation and amortization (“pre-bonus Adjusted EBITDA”) and 25% weighted to individual performance metrics as determined by the Compensation Committee. As a result of the closing of the ECI Acquisition in March 2020 and the significant impact it had on the Company’s proposed operating plan for 2020, in June 2020, the Compensation Committee adjusted how the 2020 cash incentives under the SMCIP for each NEO would be calculated to eliminate the component based on individual performance metrics and provide that performance would be entirely based on the achievement of two financial metrics: (i) the Company’s pre-bonus Adjusted EBITDA (50% weighting) and (ii) the Company’s revenues (50% weighting), each based on the revised 2020 operating plan adopted by the Board in June 2020.
In recognition that the ECI Acquisition was not completed until March, employees that joined as a result of the ECI Acquisition would not have as great of an opportunity to impact the Company’s consolidated results for the first half of the year, and vice versa for the ability of historic Ribbon employees to impact the results related to the newly acquired packet optical products, the Compensation Committee established separate pre-bonus Adjusted EBITDA and revenue targets for the two business units (Cloud & Edge (which represented the classic Ribbon products) and IP Optical Networks (which represented the products acquired as part of the ECI Acquisition)) for the first half of the year, but used consolidated pre-bonus Adjusted EBITDA and revenue targets for all employees for the second half of 2020. The total cash bonus payout was 50% based on achievement of the first-half targets and 50% based on the second half targets. All of the NEOs were subject to first-half targets established for the Cloud & Edge business unit.
Following completion of the year, the Compensation Committee determined the 2020 cash bonus payout for each NEO. Such payout was calculated by multiplying the aggregate percentage achievement of the two financial metrics for the first and second half of 2020 by the bonus at target for each such NEO, subject to any adjustments determined appropriate by the Compensation Committee as described below.
The performance targets relating to the Company’s pre-bonus Adjusted EBITDA and revenues under the SMCIP for each of the NEOs, as well as the actual results of these financial measurements for 2020, were as follows:
		Target SMCIP Bonus Metrics (in millions)			Actual 2020 Results	Calculated Payout Results
	Company Performance Payout	Minimum 0%	Target 100%	Maximum 200%			Weighting
First Half 2020	Pre-Bonus Adjusted EBITDA	$39.0	$46.0	$52.0	$107.34	200%	25%
	Revenues	$250.0	$275.0	$300.0	$274.9	99.8%	25%
Second Half 2020	Pre-Bonus Adjusted EBITDA	$71.5	$89.5	$96.5	$105.2	200%	25%
	Revenues	$440.0	$490.0	$540.0	$475.3	70.6%	25%
	Total Potential Weighted Payout:					142.6%

The Compensation Committee retained discretion to adjust overall bonuses under the SMCIP. The Compensation Committee considered the impact of COVID-19 related matters on the Company’s achievement of the overall pre-bonus Adjusted EBITDA, including the temporary salary reductions and reduced travel, and, using its discretion, the Committee reduced the payout to the NEOs to 125.0% of target performance. As a result, the amounts paid under the SMCIP to the NEOs for 2020 were as follows:
Named Executive Officer	Total Received Under SMCIP
Bruce McClelland(1)	$783,812
Mick Lopez(1)	$250,129
Steven Bruny	$437,500
Sam Bucci(1)	$133,942
Patrick Macken(1)	$219,263
Anthony Scarfo	$437,500
Justin K. Ferguson(2)	$155,994
Daryl Raiford(2)	$234,375
Kevin Riley(3)	$—

(1)
The amount received under the SMCIP reflects a prorated amount from NEO’s start date with Ribbon in 2020 through December 31, 2020.

(2)
Represents pro rata payment through NEO’s termination date with the Company.

(3)
Mr. Riley’s employment with Ribbon terminated in November 2020 and as a result, under the terms of his severance arrangement, no bonus was payable for 2020.

Equity-Based Incentives.   Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our long-term performance and success. RSUs and PSUs were granted to our executive officers in 2020 to link a significant portion of their compensation directly to our long-term success, which aligns with the Compensation Committee’s philosophy. In determining the size of the RSU and PSU awards granted to each executive officer in 2020 (including inducement grants made in connection with the hiring of Messrs. McClelland, Lopez and Bucci), the Compensation Committee considered a multitude of factors including: the executive officer’s role, past performance, anticipated contribution to our long-term goals, market data, equity granted in prior years and existing levels of stock ownership.
2020 Equity Awards.   We made equity grants to our NEOs in 2020 as shown in the table below.
Named Executive Officer	Restricted stock units (#)	Performance-based stock units (# at target vesting, if applicable)
Bruce McClelland	462,963	4,750,000
Mick Lopez	153,288	99,558
Steven Bruny	187,038	80,093
Sam Bucci	229,953	233,569
Patrick Macken	150,000	91,534
Anthony Scarfo	162,038	80,092
Justin K. Ferguson	150,463	—
Daryl Raiford	162,038	—
Kevin Riley	175,463	—
2020 RSUs.   In general, the RSUs granted to the NEOs in 2020, with the exception of the RSUs granted to Mr. McClelland and a portion of the RSUs granted to Messrs. Lopez and Bucci, vest over three years, with one-third of the units vesting on the first anniversary of the grant date and one-sixth of the RSUs vesting every six months thereafter, subject to the NEO’s continued employment with the Company. In connection with their appointments and as an incentive to join Ribbon, Messrs. McClelland, Lopez and Bucci were granted sign-on RSU awards for 462,963, 53,730 and 129,717 shares, respectively, that cliff vest in full shortly following the first anniversary of their respective employment with Ribbon. The remaining RSUs granted to Messrs. Lopez and Bucci in 2020 are subject to vesting over three years as described above.

Annual PSUs.   All of the PSUs granted to the NEOs, with the exception of sign-on inducement PSU grants to Messrs. McClelland and Bucci (excluding such sign-on inducement grants, the “2020 Annual PSUs”), vest after three years and had both performance and service conditions. The performance conditions for the 2020 PSUs are based on key financial and relative stock price performance metrics.
All of the PSUs granted to Mr. McClelland in 2020 were subject to separate performance conditions for vesting, as described below. Approximately 43% of the target-level PSUs granted to Mr. Bucci were subject to the performance and service conditions described below for the 2020 Annual PSUs, and the remaining PSUs were subject to separate performance conditions for vesting, as described below.
Performance Goals.   Due to the challenge of setting multi-year goals in our industry, the Compensation Committee establishes annual corporate performance goals at the start of each year of the three-year period covered by the award (60% total weighting of the target award value for the 2020 PSUs). While shares are earned at the end of each one-year performance period, they do not vest and become payable until the end of the full three-year period under the terms of the 2020 Annual PSU award.
For the performance period January 1, 2020 through December 31, 2020, the corporate performance goals established by the Compensation Committee for the 2020 Annual PSUs were pre-bonus Adjusted EBITDA (50% weighting) and Revenue (50% weighting), with the same targets as outlined above in connection with the SMCIP, including separate metrics for the first and second halves of the year. These corporate performance goals also applied to the 2020 performance period under PSUs granted to Messrs. Bruny, Scarfo, Ferguson, Raiford and Riley in 2019 (the “2019 PSUs”).
▪
For the performance period January 1, 2021 through December 31, 2021, the corporate performance goals established by the Compensation Committee for the 2020 Annual PSUs and the 2019 PSUs will again use pre-bonus Adjusted EBITDA and Revenue.

▪
The Compensation Committee will establish the corporate performance goals (and relative weighting) for the performance period January 1, 2022 through December 31, 2022 in early 2022.

For 2020, based on the results discussed above for the SMCIP, the Company’s achievements would have resulted in 142.6% of the target shares for the 2020 performance period being earned under both the 2020 Annual PSUs and the 2019 PSUs. However, as with the SMCIP, percentage earned was reduced by the Compensation Committee to 125.0% of target performance.

The following table provides a summary of the 2019 PSUs and 2020 Annual PSUs eligible for vesting as they relate to the 2020 performance period:
Named Executive Officer	PSU Grant Date	Aggregate Number of Shares Earned relating to 2020 Performance Period
Mick Lopez	July 15, 2020	24,890
Steven Bruny	March 15, 2019 June 19, 2020	17,960 20,023
Sam Bucci	September 15, 2020	25,059
Patrick Macken	June 19, 2020	22,884
Anthony Scarfo	March 15, 2019 June 19, 2020	17,960 20,023
Justin K. Ferguson(1)	March 15, 2019	15,565
Daryl Raiford(1)(2)	March 15, 2019	8,381
Kevin Riley(3)	March 15, 2019	N.A.

(1)
Represents pro rata portion of shares earned through termination date with the Company. These shares were released to Messrs. Ferguson and Raiford on March 1, 2021 in accordance with the terms of their separation.

(2)
No 2020 PSUs were granted to Messrs. Ferguson, Raiford and Riley.

(3)
Mr. Riley’s employment with Ribbon terminated in November 2020 and as a result, under the terms of his severance arrangement, all outstanding PSUs that had not yet vested were forfeited.

Relative TSR.   Relative total stockholder return (“Relative TSR”) is the return on the Company’s stock taking into account the change in the stock price over the three-year measurement period and assuming any dividends are reinvested. Ribbon’s stock performance over the three-year period is compared on a relative basis to a peer index. Relative TSR is measured “point-to-point”, with the starting and ending points based on the average 20-trading day closing stock prices at the end of our fiscal years to smooth out any single day volatility.
The table below provides a payout range for the Relative TSR portion of the 2020 Annual PSUs and 2019 PSUs above and below target. This portion of the PSU awards cliff vest at the end of the three-year performance period with linear interpolation between each performance hurdle (e.g., 40th percentile Relative TSR performance yields 80% of target payout on this metric).
Payout for Relative TSR Achievement Metric	Relative TSR Achievement
200%	75th percentile
100%	50th percentile
50%	25th percentile
The peer index used to measure Relative TSR for the 2020 PSUs and 2019 PSUs is as follows:
RingCentral, Inc.	NCR Corporation	Bel Fuse Inc.	CalAmp Corp.
Ubiquiti Inc.	Clearfield, Inc.	Maxar Technologies Inc.	Plantronics Inc.
Lumentum Holdings Inc.	Telenav Inc.	Ooma Inc.	Applied Optoelectronics Inc.
Infinera Corporation	NeoPhotonics Corporation	Calix Inc.	DZS Inc.
Acacia Communications, Inc.	Ciena Corporation	ADTRAN Inc.	Ribbon Communications Inc.
Digi International Inc.	Extreme Networks Inc.	Loral Space & Communications Inc.	Vocera Communications Inc.
Harmonic Inc.	Viasat Inc.	CommScope Holding Company Inc.	GTT Communications Inc.
Knowles Corporation	Anterix Inc.	InterDigital Inc.	Casa Systems Inc.
Viavi Solutions Inc.	EchoStar Corporation	Avaya Holdings Corp.	NETGEAR Inc.
Comtech Telecommunications Corp.	KVH Industries Inc.
Even though the three-year performance period for the Relative TSR portion of the 2019 PSUs has not yet been completed, for purposes of determining the Relative TSR in connection with the terms of Messrs. Ferguson and Raiford’s severance with the Company, the Compensation Committee determined in February 2021 that the Company’s Relative TSR for the 2019 PSUs (measured from January 1, 2019 through December 31, 2020) placed Ribbon at the 57th percentile and, accordingly, assuming the performance period ended on December 31, 2020, 127% of the target shares for this portion of the 2019 PSUs held by Messrs. Ferguson and Raiford were earned and used to calculate the pro rata portion of the shares issuable to these individuals.
McClelland Sign-On PSUs.   In connection with his appointment as President and CEO of Ribbon on March 1, 2020, Mr. McClelland was awarded 4,750,000 performance-based restricted share units (the “McClelland Sign-On PSUs”) that are subject to achievement of specified share price thresholds on or prior to September 1, 2024. The McClelland Sign-On PSUs are divided into four tranches, with the performance goals necessary to provide for the vesting of the awards based on the sustained achievement of a certain target closing price per share of our common stock as set forth in the table below (each such target, a “Target Stock Price”) during the applicable “Performance Period” (as set forth in the table defined below). The Company will have achieved the Target Stock Price during any Performance Period and the applicable PSUs vest only if the closing price per share of the common stock equals or exceeds the applicable Target Stock Price for a period of twenty (20) consecutive trading days.
Upon achievement of the Target Stock Price during the applicable Performance Period (e.g., attainment of Target Stock Price of $7.50 during the First Performance Period), a number of the McClelland Sign-On PSUs will become vested as set forth in the table below and Mr. McClelland will receive a number of shares of common stock equal to the number of PSUs that become vested.
Performance Tranche	Performance Period	Value Awarded	Target Stock Price	Number of PSUs Eligible to Vest
First Performance Tranche	March 16, 2020 – September 1, 2021	$10,000,000	$7.50	1,333,333
Second Performance Tranche	March 16, 2020 – September 1, 2022	$15,000,000	$12.00	1,250,000
Third Performance Tranche	March 16, 2020 – September 1, 2023	$25,000,000	$15.00	1,666,667
Fourth Performance Tranche	March 16, 2020 – September 1, 2024	$10,000,000	$20.00	500,000
Maximum Aggregate Number of Shares Eligible to be Received				4,750,000
The vesting described in the table above is referred to as “Target Stock Price Vesting”. Notwithstanding the foregoing, in the event that a Target Stock Price is not achieved on or before the conclusion of a Performance Period and Target Stock Price Vesting does not occur, the applicable portion of the McClelland Sign-On PSUs that have not vested in respect of such Performance Period (the “Prior Performance Period Unvested PSUs”) may still become vested as follows:
▪
if, on the first business day following the end of the applicable Performance Period, such Prior Performance Period Unvested PSUs remain outstanding and the “Look Back Percentage” (as defined below) for such Performance Period exceeds 0%, then a number of the Prior Performance Period Unvested PSUs relating to such Performance Period equal to (i) the product of (x) the Value Awarded for such Performance Period and (y) the Look Back Percentage for such Performance Period, divided by (ii) the Target Stock Price for the Performance Period shall become vested on the first business day following the end of such Performance Period (the “Look Back Vesting”). For the avoidance of doubt, the Look Back Vesting will only be applied to result in vesting of awards in respect of the applicable Performance Period and not for purposes of any McClelland Sign-On PSUs for prior Performance Periods (e.g., Look Back Vesting with respect to the Third Performance Tranche will in no event result in any vesting of any awards in respect of the Second Performance Tranche); and

▪
if (i) the higher Target Stock Price applicable to a subsequent Performance Period is achieved in such subsequent Performance Period (such vesting the “Catch-Up Target Vesting”) or (ii) on the first business day following the end of a subsequent Performance Period, such Prior Performance Period Unvested PSUs remain outstanding and the Look Back Percentage for such subsequent Performance Period equals or exceeds 50%, all Prior Performance Period Unvested PSUs for earlier Performance Period(s) that have not previously vested due to Look Back Vesting (the “Remaining Prior Performance Period Unvested RSUs”) will become vested (such vesting the “Catch-Up Look Back Vesting”); provided that, in the event the Remaining Prior Performance Period Unvested RSUs become vested, the number of shares of common stock to be received upon vesting of such Remaining Prior Performance Period Unvested PSUs in a subsequent Performance Period will equal (a) the “Value Awarded” set forth above for such Remaining Prior Performance Period Unvested PSUs divided by (b) the higher Target Stock Price applicable to such subsequent Performance Period. “Value Awarded” attributable to any awards is the prorated portion of the Value Awarded described in the table above (e.g., if 20% of the First Performance Tranche were Remaining Prior Performance Period Unvested PSUs, their allocable portion of the Value Awarded for the First Performance Tranche would equal $2,000,000 ($10,000,000 x 20%)).
“Look Back Percentage” with respect to any Performance Period means the following (represented as a percentage): (a) (i) the Average Trading Price for such Performance Period minus (ii) 90% of the Target Stock Price for such Performance Period, divided by (b) 10% of the Target Stock Price; provided that the Look Back Percentage shall in no event exceed 100%.
For illustrative purposes, in the event that the Target Stock Price of $7.50 was not achieved in the First Performance Period and no Prior Performance Period Unvested PSUs vested as a result of Look Back Vesting for the First Performance Period, but the Target Stock Price of $12.00 is achieved in the Second Performance Period, then, upon attainment of the Target Stock Price in the Second Performance Period, Mr. McClelland would become vested in the awards applicable to both the First Performance Period and Second Performance Period and such awards would be settled in a total of 2,083,333 shares of our common stock, consisting of (a) 833,333 shares of common stock in respect of the First Performance Tranche (i.e., a number of shares of common stock equal to the First Performance Period’s “Value Awarded” ($10,000,000) divided by $12.00 (i.e., the achieved Target Stock Price in the Second Performance Period)) plus (b) in respect of the Second Performance Tranche, 1,250,000 shares of common stock (i.e., a number of shares of our common stock equal to the Second Performance Period’s “Value Awarded” ($15,000,000) divided by $12.00 (i.e., the achieved Target Stock Price in the Second Performance Period)).
Given the Company’s stock price at the time Mr. McClelland was hired and the difficulty in establishing meaningful long-term financial goals tied to the Company’s financial results in light of the expected closing of the ECI Acquisition at that time, which would significantly change the Company’s operations, the Compensation Committee believed that the use of stock performance targets in the McClelland Sign-On PSUs would reward Mr. McClelland for significant improvement in the Company’s financial performance over an extended period (four years) and would align Mr. McClelland’s interests with those of the Company’s other stockholders.
On February 26, 2021, the closing price for our common stock exceeded $7.50 for the 20th consecutive trading day. As a result, the performance condition for the First Performance Tranche was achieved and 1,333,333 shares vested under the McClelland Sign-On PSUs and were delivered to Mr. McClelland.
Bucci Sign-On PSUs.   In connection with his appointment as Executive Vice President and General Manager, IP Optical Networks business unit, on September 15, 2020, Mr. Bucci was awarded 133,333 performance-based restricted share units (the “Bucci Sign-On PSUs”). Subject to Mr. Bucci’s continued employment, the Bucci Sign-On PSUs were eligible to fully vest if the closing price for our common stock exceeded $7.50 for ten consecutive trading days. The Compensation Committee believed that the future operating results of the IP Optical Networks business unit, which Mr. Bucci was brought in to lead, would be critical to increasing the Company’s financial performance and stock price over the near-term. As a result, the Compensation Committee believed that the Bucci Sign-On PSUs reflected a strong correlation of pay for performance and would further align Mr. Bucci’s interest with those of the Company’s other stockholders.
On February 12, 2021, the closing price for our common stock exceeded $7.50 for the 10th consecutive trading day and, as a result, 133,333 shares vested under the Bucci Sign-On PSUs and were delivered to Mr. Bucci.
Stock Ownership Requirements
The Board believes that it is important to link the interests of our NEOs, among others, to those of our stockholders. Our stock ownership policy requires our Chief Executive Officer and other Section 16 reporting officers to accumulate and hold a minimum amount of Company common stock within a certain number of years of joining the Company. Any Section 16 reporting officer who is subject to our amended and restated stock ownership guidelines must satisfy these ownership guidelines within five years from the date he or she is appointed as a Section 16 reporting officer; provided, however, that the Chief Executive Officer must satisfy the ownership guidelines within six years from the date he or she is appointed as the Chief Executive Officer. Further, our non-employee directors must maintain the amount of common stock granted to them throughout their tenure as non-employee directors. As of the record date, each of our non-employee directors, Chief Executive Officer and the other Section 16 reporting officers of the Company has either satisfied these ownership guidelines or were on track to satisfy the requirement in the time remaining to do so. The specific stock ownership requirements for our directors, Chief Executive Officer and other Section 16 reporting officers:
Title	Stock Ownership Requirement
Chief Executive Officer	6 times annual base salary
Section 16 Reporting Officers	2 times annual base salary
Non-Employee Directors	Retain equity holdings for their tenure as non-employee directors
The value of each such individual’s stock ownership will be measured annually by the Compensation Committee.
Benefits and Other Compensation
We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. However, pursuant to the terms of their respective employment agreements with the Company, in 2020, we provided Mr. Raiford prior to his termination with a monthly housing allowance aggregating $9,893 and $5,276 to use for financial planning services, and we provided Mr. Scarfo with a $25,000 annual cost-of-living adjustment allowance. As described under “Post-2020 Executive Compensation Matters” below, in March 2021, the annual cost-of-living adjustment allowance payable to Mr. Scarfo was eliminated.
Our executive officers generally are eligible for the same benefits that are available to all employees, which include group health, dental and vision insurance, life and disability insurance, discretionary 401(k) matching contributions and paid holidays. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds. Except for certain post-termination benefits in connection with severance, we do not provide pension arrangements or post-retirement health coverage for our NEOs. We have entered into indemnification agreements with our executive officers and directors.
Severance and Separation Arrangements
We are party to agreements with each of our NEOs, which generally provide that, upon a termination of the NEO’s employment by the Company without “cause” (as defined in the applicable NEO’s employment agreement), due to a resignation by the NEO for “good reason” (as defined in the applicable NEO’s employment agreement) or due to death or disability of the NEO, the NEO is entitled to certain severance payments and benefits. We believe the entry into such severance arrangements by Ribbon (or our predecessors) is generally consistent with market practice and allows our executives to remain focused on the Company’s objectives in times of potential uncertainty.
For further discussion regarding the severance and separation agreements and arrangements, see “Severance and Change in Control Benefits” below.
Clawback Policy
All awards granted under our equity plans are subject to clawback pursuant to the Company’s Clawback Policy and any other clawback policy that the Company may adopt in the future.
Transactions Involving Hedging, Monetization, Margin Accounts, Pledges, Puts, Calls and Other Derivative Securities
The Company’s amended and restated insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers. All trades by directors and officers must be pre-approved by the Chief Legal Officer. Our current insider trading policy was amended and restated in 2019 to prohibit all executive officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities.

Tax and Accounting Considerations
Accounting for Stock-Based Compensation.   We account for stock-based compensation in accordance with ASC 718.
Policy on Deductibility of Executive Compensation.   Section 162(m) of the Code generally disallows a tax deduction for annual compensation in excess of $1.0 million paid to certain executive officers of the Company. The Tax Cuts and Jobs Act, signed into law on December 22, 2017, repealed the “performance-based compensation” exception to such deduction limitation and expanded the scope of the executive officers who are covered by Section 162(m) of the Code. As a result, for tax years beginning after December 31, 2017, compensation previously intended to be “performance-based” and not subject to Section 162(m) may not be deductible unless it qualifies for limited transition relief applicable to certain remuneration payable pursuant to a written binding contract which was in effect on November 2, 2017. The Compensation Committee reviews the potential effect of Section 162(m) of the Code on the Company’s compensation practices periodically. However, the Compensation Committee has no obligation to limit compensation to that which is deductible under Section 162(m) of the Code and may use its judgment to authorize compensation programs and payments (or the modification of existing compensation programs or payments) that may not be deductible when it believes such programs and payments are appropriate and in the Company’s and our stockholders’ best interests. Further, due to uncertainties in the applications of Section 162(m) of the Code, there is no guarantee that deductions claimed under Section 162(m) of the Code will not be challenged or disallowed by the Internal Revenue Service and our ability to deduct compensation under Section 162(m) of the Code may be restricted.
Risk Management and Our Executive Compensation Program
The Compensation Committee monitors and manages our executive compensation program to help ensure that it does not encourage excessive risk taking. The Compensation Committee reviewed, analyzed and considered whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us, and concluded that no such material risks exist.
Post-2020 Executive Compensation Matters
On March 31, 2021, we entered into new employment arrangements with Messrs. Bruny and Scarfo (each an “Amended Agreement”). Under the terms of the Amended Agreement, the minimum base salary payable to each of Messrs. Bruny and Scarfo was increased to $405,000 per annum and their target bonuses were decreased from 100% of their then-current base salary to 75% of base salary. In addition, with respect to the Amended Agreement for Mr. Scarfo, the annual cost-of-living adjustment was eliminated. All other material terms remained unchanged from Messrs. Bruny’s and Scarfo’s prior agreements. The Compensation Committee believes that these changes are appropriate given the current scope of both Messrs. Bruny’s and Scarfo’s roles with the Company and would better align them with the compensation arrangements of the other NEOs.

EXECUTIVE COMPENSATION TABLES
The following table sets forth, for the year ended December 31, 2020 and for the two years prior thereto (if applicable), the compensation earned by our Chief Executive Officer, two former Interim Co-Chief Executive Officers, Chief Financial Officer, former Chief Financial Officer, three most highly compensated current executive officers serving as executive officers at December 31, 2020, and the most highly compensated former executive officer who served as an executive officer in 2020 but separated from the Company during 2020.
2020 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Bruce McClelland President and Chief Executive Officer	2020	$478,846	$—	$3,631,842	$—	$783,812	$27,458	$4,921,958
Steven Bruny Former Interim Co-President and Chief Executive Officer; and Executive Vice President, Americas Sales	2020	$326,308	$19,688	$869,978	$—	$437,500	$30,836	$1,684,310
	2019	$350,000	$—	$918,335	$—	$106,723	$28,913	$1,403,971
	2018	$341,667	$425,000	$264,000	$—	$350,000	$23,028	$1,403,695
Kevin Riley Former Interim Co-President and Chief Executive Officer; and Former Executive Vice President, Chief Technical Officer	2020	$285,923	$33,750	$379,000	$—	$—	$1,007,383	$1,706,056
	2019	$350,000	$—	$475,081	$—	$91,477	$28,961	$945,519
	2018	$345,833	$100,000	$264,000	$—	$210,000	$20,908	$940,741
Miguel Lopez Executive Vice President and Chief Financial Officer	2020	$235,442	$—	$1,160,692	$—	$250,129	$79,916	$1,726,179
Daryl Raiford Former Executive Vice President and Chief Financial Officer	2020	$265,385	$—	$350,002	$—	$—	$1,136,683	$1,752,070
	2019	$500,000	$—	$840,831	$—	$114,347	$49,197	$1,504,375
	2018	$500,000	$100,000	$132,000	$—	$275,000	$42,374	$1,049,374
Sam Bucci Executive Vice President and General Manager, Packet Optical Networks Business Unit	2020	$122,772	$101,496	$1,810,353	$—	$133,942	$1,961	$2,170,524
Patrick Macken Executive Vice President and Chief Legal Officer	2020	$210,154	$50,000	$1,188,046	$—	$219,263	$93,150	$1,760,613
Anthony Scarfo Executive Vice President and General Manager, Cloud and Edge Business Unit	2020	$326,308	$19,688	$815,976	$—	$437,500	$48,411	$1,647,883
	2019	$350,000	$—	$881,576	$—	$106,723	$45,873	$1,384,172
	2018	$331,154	$225,000	$627,000	$—	$350,000	$44,164	$1,577,318
Justin Ferguson Former Executive Vice President and General Counsel	2020	$237,250	$39,375	$325,000	$—	$—	$1,183,945	$1,785,570
	2019	$325,000	$—	$737,083	$—	$53,362	$28,859	$1,144,304

(1)
The amounts shown in this column do not reflect compensation actually received by the NEO. Instead, the amounts primarily reflect the grant date fair value of each stock award granted to each NEO. The grant date fair values of stock awards were calculated in accordance with ASC 718. The methodology for calculating the grant date fair value of stock awards is discussed in Note 21 to our 2020 Annual Report. The grant date fair value of restricted stock awards and restricted stock units is equal to the closing price of our common stock on the date of grant. In 2020, we granted PSUs with both performance and service conditions to Messrs. McClelland, Bruny, Lopez, Bucci, Macken and Scarfo. In 2019, we granted PSUs with both performance and service conditions to Messrs. Bruny, Riley, Raiford, Scarfo and Ferguson. The grant date fair value of such PSUs is equal to the closing price of our common stock on the date of grant. In 2020, we granted PSUs with both market and service conditions to Messrs. McClelland, Bruny, Lopez, Bucci, Macken and Scarfo. Mr. McClelland’s and certain of Mr. Bucci’s PSUs with market conditions related to our stock price trading at or above certain thresholds for a specified amount of time. In 2019, we granted PSUs with both market and service conditions to Messrs. Bruny, Riley, Raiford, Scarfo and Ferguson. PSUs that include a market condition require the use of a Monte Carlo simulation approach to model future stock price movements based upon the risk-free rate of return, the volatility of each entity and, where applicable, the pair-wise covariance between each entity. These results are then used to calculate the grant date fair values of the respective PSUs.

(2)
The amounts shown in this column represent the amounts earned under our SMCIP. As discussed above, for 2020 the individual performance measure component of the SMCIP was eliminated with respect to the NEOs.

For 2019, while the Compensation Committee determined that each NEO achieved 100% of his individual performance measure for 2019, the Compensation Committee used its negative discretion to adjust the performance payout to the level of 30.5% achievement, in light of (and consistent with) the achievement of the Company performance metric relating to pre-bonus Adjusted EBITDA in 2019.
For 2018, each of Messrs. Bruny, Riley, Raiford, Scarfo and Ferguson was given the choice to receive a portion, ranging from 10% to 50% of their 2018 annual bonus, if any were earned, in shares of our common stock (the “2018 Bonus Shares”) under our Stock Bonus Election Program. Each such NEO could also elect not to participate in this program and to earn his 2018 annual bonus, if any, in the form of cash. Pursuant to the Stock Bonus Election Program, each of Messrs. Bruny and Raiford elected to receive 30% of his 2018 annual bonus in the form of 2018 Bonus Shares; and each of Messrs. Riley and Scarfo elected to receive 20% of his 2018 annual bonus in the form of 2018 Bonus Shares. The amount of each NEO’s 2018 Bonus Shares included in the amount above was as follows: Mr. Bruny: $105,000; Mr. Riley: $42,000; Mr. Raiford: $82,500; Mr. Scarfo: $70,000; and Mr. Ferguson: $35,000. The number of shares earned by each of the NEOs was calculated by dividing the applicable bonus amount (for each NEO, calculated as his elected percentage times his 2018 annual bonus) by $4.97, the closing price of our common stock on March 8, 2019, the date of the company-wide cash bonus payments. The closing price of our common stock on March 15, 2019 was $5.22, and such closing price is the grant date fair value of each 2018 Bonus Share. Accordingly, the grant date fair value of each NEO’s 2018 Bonus Shares was as follows: Mr. Bruny: $110,283; Mr. Riley: $44,114; Mr. Raiford: $86,652; Mr. Scarfo: $73,524; and Mr. Ferguson: $36,764. The 2018 Bonus Shares were fully vested on the grant date; however, each such NEO was contractually restricted from trading the 2018 Bonus Shares for five months after the date of grant.
(3)
This column includes the incremental cost of certain perquisites and other personal benefits provided to the NEOs. The components of All Other Compensation for 2020 are as follows:

	Bruce McClelland	Steven Bruny	Kevin Riley	Miguel Lopez	Daryl Raiford	Sam Bucci	Patrick Macken	Anthony Scarfo	Justin Ferguson
Housing allowance	$—	$—	$—	$—	$9,893	$—	$—	$—	$—
Financial planning service costs	—	—	—	—	5,276	—	—	—	—
Cost-of-living adjustment allowance (a)	—	—	—	—	—	—	—	25,000	—
Total perquisites	—	—	—	—	15,169	—	—	25,000	—
Severance	—	—	366,489	—	846,542	—	—	—	374,144
Accelerated vesting of unvested stock units	—	—	597,741	—	238,574	—	—	—	763,273
Extended health benefits	—	—	16,489	—	23,093	—	—	—	22,758
Total severance and related	—	—	980,719	—	1,108,209	—	—	—	1,160,175
Health benefits (b)	19,245	23,093	15,115	8,199	11,547	725	14,379	15,668	17,068
401(k) matching contribution	7,140	6,508	3,512	—	769	—	615	6,508	5,700
Life, disability and excess liability
insurance (b)	1,073	1,235	710	644	989	1,236	752	1,235	1,002
Patents (c)	—	—	7,327	—	—	—	—	—	—
Relocation expenses	—	—	—	71,073	—	—	77,404	—	—
Total other	27,458	30,836	26,664	79,916	13,305	1,961	93,150	23,411	23,770
Total All Other Compensation	$27,458	$30,836	$1,007,383	$79,916	$1,136,683	$1,961	$93,150	$48,411	$1,183,945

(a)
Mr. Scarfo’s cost-of-living adjustment allowance was eliminated in March 2021.

(b)
Represents the Company’s portion of such insurance benefits.

(c)
Represents compensation related to patents held by the Company and for which the granting of such patents is partially attributable to Mr. Riley.

Grants of Plan-Based Awards in 2020
The following table sets forth information about incentive plan awards made to the NEOs during the year ended December 31, 2020:
2020 GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Date of Compensation Committee Action(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Awards: Number of Shares of Stock or Units (#)(4)	Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bruce McClelland	16-Mar-20	11-Mar-20							462,963			$1,000,000
	16-Mar-20	11-Mar-20				—	4,750,000	4,750,000				$2,631,842
			$—	$750,000
Steven Bruny	16-Mar-20	11-Mar-20							162,038			$350,002
	16-Mar-20	11-Mar-20							25,000			$54,000
	19-Jun-20	12-Jun-20				—	48,055	96,110				$210,000
	19-Jun-20	12-Jun-20				—	32,037	64,074				$255,976
			$—	$350,000
Kevin Riley	16-Mar-20	11-Mar-20							150,463			$325,000
	16-Mar-20	11-Mar-20							25,000			$54,000
			$—	$299,985
Miguel Lopez	15-Jul-20	9-Jun-20							53,730			$212,502
	15-Jul-20	9-Jun-20							99,558			$393,752
	15-Jul-20	9-Jun-20				—	59,735	119,470				$236,252
	15-Jul-20	9-Jun-20				—	38,923	77,846				$318,186
			$—	$393,750
Daryl Raiford	16-Mar-20	11-Mar-20							162,038			$350,002
			$—	$375,000
Sam Bucci	15-Sep-20	20-Jul-20							129,717			$550,000
	15-Sep-20	20-Jul-20							100,236			$425,001
	15-Sep-20	20-Jul-20				—	60,142	120,284				$255,002
	15-Sep-20	20-Jul-20				—	40,094	80,188				$320,351
	15-Sep-20	20-Jul-20					133,333					$259,999
			$—	$333,744
Patrick Macken	19-Jun-20	12-Jun-20							150,000			$655,500
	19-Jun-20	12-Jun-20				—	54,920	109,840				$240,000
	19-Jun-20	12-Jun-20				—	36,614	73,228				$292,546
			$—	$300,000
Anthony Scarfo	16-Mar-20	11-Mar-20							162,038			$350,000
	19-Jun-20	12-Jun-20				—	48,055	96,110				$210,000
	19-Jun-20	12-Jun-20				—	32,037	64,074				$255,976
			$—	$350,000
Justin Ferguson	16-Mar-20	11-Mar-20							150,463			$325,000
			$—	$175,013

(1)
Represents the date on which the Compensation Committee took action to approve the equity-based award or the performance metrics for achievement of such award, as applicable.

(2)
“Target” amount represents the potential bonus payment under the SMCIP at target level of achievement.

(3)
In 2020, we granted PSUs with both market and service conditions to Messrs. McClelland, Bruny, Lopez, Bucci, Macken and Scarfo. Mr. McClelland’s and certain of Mr. Bucci’s PSUs with market conditions related to our stock price trading at or above certain thresholds for a specified amount of time (the “Stock Price PSUs”). PSUs that include a market condition require the use of a Monte Carlo simulation approach to model future stock price movements based upon the risk-free rate of return, the volatility of each entity and, where applicable, the pair-wise covariance between each entity.

These results are then used to calculate the grant date fair values of the respective PSUs. With the exception of the Stock Price PSUs, each NEO’s Performance PSU grant is comprised of three consecutive fiscal year performance periods from 2020 through 2022 (each, a “Fiscal Year Performance Period”), with one-third of the Performance PSUs attributable to each Fiscal Year Performance Period. The number of shares that will vest for each Fiscal Year Performance Period will be based on the achievement of certain metrics related to the Company’s financial performance for the applicable year on a standalone basis (each, a “Fiscal Year Performance Condition”). The Company’s achievement of each Fiscal Year Performance Condition (and the number of shares of Company common stock to vest as a result thereof) is measured on a linear sliding scale in relation to specific threshold, target and stretch performance conditions. The Compensation Committee will determine the number of shares earned, if any, after the Company’s financial results for each Fiscal Year Performance Period are finalized. Upon the determination by the Compensation Committee of the number of shares that will be received upon vesting of the Performance PSUs, such number of shares will become fixed and the unamortized expense will be recorded through the remainder of the service period that ends on March 15, 2023, at which time the total Performance PSUs earned, if any, will vest, pending each executive’s continued employment with the Company through that date. The number of shares of common stock to be achieved upon vesting of the Performance PSUs will in no event exceed 200% of the Performance PSUs. Shares subject to the Performance PSUs that fail to be earned will be forfeited. In March 2021, as discussed in “Compensation Discussion & Analysis” above, the Compensation Committee determined that the performance metrics for the 2020 Performance PSUs had been achieved at the 125% level, with such achievement equal to the right to receive shares of stock on March 15, 2023 provided the NEO is still an employee of the Company at that date: Mr. Bruny: 20,023 shares; Mr. Lopez: 24,890 shares; Mr. Bucci: 25,059; Mr. Macken: 22,884 shares; and Mr. Scarfo: 20,023 shares. The Performance PSUs granted to certain of our NEOs in 2019 had the same fiscal year performance conditions and 125% achievement for the year ended December 31, 2020 as those granted in 2020, with such achievement equal to the right to receive shares of stock on March 15, 2022 provided the NEO is still an employee of the Company at that date: Mr. Bruny: 17,960 shares; and Mr. Scarfo: 17,960 shares. Additionally, in connection with their employment agreements, Messrs. Raiford and Ferguson each received shares in connection with their 2019 Performance PSUs for the 2020 performance period as follows: Mr. Raiford: 4,089 shares; and Mr. Ferguson: 15,565 shares, which number of shares was pro-rated based on Mr. Raiford’s and Mr. Ferguson’s respective employment by us in 2020. These shares were released to Messrs. Raiford and Ferguson on March 1, 2021.
Mr. McClelland’s Stock Price PSUs, subject to his continued employment, are eligible to vest and be settled in up to 4,750,000 shares of Ribbon common stock upon the achievement of specified share price thresholds on or prior to September 1, 2024. The first share price threshold for Mr. McClelland’s Stock Price PSUs was achieved on February 26, 2021, and accordingly 1,333,333 shares were released to him. Mr. Bucci’s Stock Price PSUs, subject to his continued employment, were eligible to vest and be settled in 133,333 shares of Ribbon common stock upon the achievement of a specific share price threshold on or prior to January 31, 2022. The share price threshold for Mr. Bucci’s Stock Price PSUs was achieved on February 12, 2021, and accordingly 133,333 shares were released to him.
The TSR PSUs have a single three-year performance period, which will end on December 31, 2022 (the “Market Performance Period”). The number of shares subject to the TSR PSUs that will vest, if any, on March 15, 2023, will be dependent upon the Company’s TSR compared with the TSR of the companies included in the Nasdaq Telecommunications Index for the same Market Performance Period, measured by the Compensation Committee after the Market Performance Period ends. The shares determined to be earned will vest on March 15, 2023, pending each executive’s continued employment with the Company through that date. The number of shares of common stock to be achieved upon vesting of the TSR PSUs will in no event exceed 200% of the TSR PSUs. Shares subject to the TSR PSUs that fail to be earned will be forfeited.
(4)
Of Mr. Riley’s RSUs granted in 2020, the vesting of 100,233 shares was accelerated and such shares were released to Mr. Riley on November 16, 2020. Of Mr. Ferguson’s RSUs granted in 2020, the vesting of 75,233 shares was accelerated and such shares were released to Mr. Ferguson on August 7, 2020.

(5)
Amounts reflect the grant date fair values of the RSUs and PSUs estimated in accordance with ASC 718 as of the respective grant dates. The methodology for calculating the grant date fair value of stock awards is discussed in Note 21 to our 2020 Annual Report.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning unvested stock awards held by the NEOs as of December 31, 2020 for those NEOs that held unvested awards as of such date:
OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END
	Stock Awards
Name	Number of Shares or Units of Stock Awards That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Bruce McClelland	462,963(2)	$3,037,037
			4,750,000(3)	$31,160,000
Steven Bruny	6,666(3)	$43,729
	40,584(3)	$266,231
	162,038(3)	$1,062,969
	25,000(3)	$164,000
	22,341(4)	$146,557	14,368(4)	$94,254
	20,023(4)	$131,351	32,037(4)	$210,163
			28,736(5)	$188,508
			32,037(5)	$210,163
Miguel Lopez	53,730(6)	$352,469
	99,558(6)	$653,100
	24,890(7)	$163,278	39,823(7)	$261,239
			39,823(8)	$261,239
Daryl Raiford	8,381(9)	$54,979
	17,031(9)	$111,723
Sam Bucci	129,717(10)	$850,944
	100,236(10)	$657,548
	25,059(11)	$164,387	40,095(11)	$263,023
			40,094(12)	$263,017
			133,333(12)	$874,664
Patrick Macken	150,000(13)	$984,000
	22,884(14)	$150,119	36,613(14)	$240,181
			36,614(15)	$240,188
Anthony Scarfo	12,500(16)	$82,000
	2,500(16)	$16,400
	40,584(16)	$266,231
	162,038(16)	$1,062,969
	22,341(17)	$146,557	14,368(17)	$94,254
	20,023(17)	$131,351	32,037(17)	$210,163
			28,736(18)	$188,508
			32,037(18)	210,163
Justin Ferguson	15,565(19)	$102,106
	18,038(19)	$118,329

(1)
In accordance with SEC rules, the market value of unvested restricted stock units was determined by multiplying the number of such shares by $6.56, the closing market price of our common stock on December 31, 2020.

(2)
Mr. McClelland’s 462,963 unvested stock units vested on March 16, 2021.

(3)
Mr. McClelland’s 4,750,000 unearned stock units represent shares underlying Performance PSUs, a portion or all of which will be earned and released if and when four separate stock price thresholds are achieved on or before September 1, 2024. The first share price threshold was achieved on March 1, 2021, and accordingly 1,333,333 shares were released to him.

(3)
Mr. Bruny’s 6,666 unvested RSUs will vest on June 15, 2021. Of Mr. Bruny’s 40,584 unvested RSUs, 13,528 will vest on each of June 17, 2021, December 17, 2021 and June 17, 2022. Of Mr. Bruny’s 162,038 unvested RSUs, 54,014 vested on March 16, 2021 and 27,006 will vest on each of September 16, 2021, March 16, 2022, September 16, 2022 and March 16, 2023. Mr. Bruny’s 25,000 unvested RSUs vested on March 16, 2021.

(4)
The 22,341 unvested stock units represent the number of shares underlying Mr. Bruny’s unvested 2019 PSUs based on actual 2019 and 2020 performance; these shares will vest on March 15, 2022. Mr. Bruny’s 14,368 unearned stock units represent shares underlying 2020 Annual PSUs that will vest upon achievement of target performance goals in a future performance period. Shares earned, if any, will vest on March 15, 2022. The 20,023 unvested restricted shares represent the number of shares underlying Mr. Bruny’s unvested 2019 PSUs based on actual 2020 performance; these shares will vest on March 15, 2023. Mr. Bruny’s 32,037 unearned stock units represent shares underlying 2020 Annual PSUs that will vest upon achievement of target performance goals in future periods. Shares earned, if any, will vest on March 15, 2023.

(5)
The 28,736 unearned stock units represent shares underlying Mr. Bruny’s 2019 PSUs subject to vesting based on Relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance. Shares earned, if any, will vest on March 15, 2022. The 32,037 unearned stock units represent shares underlying Mr. Bruny’s 2020 Annual PSUs subject to vesting based on Relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance goals. Shares earned, if any, will vest on March 15, 2023.

(6)
Mr. Lopez’s 53,730 unvested RSUs will vest on July 15, 2021. Of Mr. Lopez’s 99,558 unvested RSUs, 33,187 will vest on July 15, 2021, 16,593 will vest on each of January 15, 2022 and July 15, 2022, 15,692 will vest on January 15, 2023 and 15,693 will vest on July 15, 2023.

(7)
The 24,890 unvested stock units represent the number of shares underlying Mr. Lopez’s unvested 2020 Annual PSUs based on actual 2020 performance; these shares will vest on March 15, 2023. Mr. Lopez’s 39,823 unearned stock units represent shares underlying 2020 Annual PSUs that will vest upon achievement of target performance goals in future periods. Shares earned, if any, will vest on March 15, 2023.

(8)
The 39,823 unearned stock units represent shares underlying Mr. Lopez’s 2020 Annual PSUs subject to vesting based on Relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance goals. Shares earned, if any, will vest on March 15, 2023.

(9)
Mr. Raiford’s 8,381 and 17,031 unvested stock units represent PSUs that were accelerated in connection with his separation from the Company, but which were not released until fiscal 2021 per the terms of his separation.

(10)
Mr. Bucci’s 129,717 unvested RSUs will vest on September 15, 2021. Of Mr. Bucci’s 100,236 unvested RSUs, 33,413 will vest on September 15, 2021, 16,706 will vest on each of March 15, 2022 and September 15, 2022, 16,705 will vest on March 15, 2023 and 16,706 will vest on September 15, 2023.

(11)
The 25,059 unvested stock units represent the number of shares underlying Mr. Bucci’s unvested 2020 Annual PSUs based on actual 2020 performance; these shares will vest on March 15, 2023. Mr. Bucci’s 40,095 unearned stock units represent shares underlying 2020 Annual PSUs that will vest upon achievement of target performance goals in future periods. Shares earned, if any, will vest on March 15, 2023.

(12)
The 40,094 unearned stock units represent shares underlying Mr. Bucci’s 2020 Annual PSUs subject to vesting based on Relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance goals. Shares earned, if any, will vest on March 15, 2023. The 133,333 unearned stock units represent shares underlying Performance PSUs that would vest if and when a stock price threshold was achieved on or before January 31, 2022. The stock price threshold for Mr. Bucci’s Stock Price PSUs was achieved on February 12, 2021, and accordingly the 133,333 shares were released to him.

(13)
Of Mr. Macken’s 150,000 unvested RSUs, 50,001 will vest on June 19, 2021, 25,000 will vest on each of December 19, 2021 and June 19, 2022, 24,999 will vest on December 19, 2022 and 25,000 will vest on June 19, 2023.

(14)
The 22,884 unvested stock units represent the number of shares underlying Mr. Macken’s unvested 2020 Annual PSUs based on actual 2020 performance; these shares will vest on March 15, 2023. Mr. Macken’s 36,613 unearned stock units represent shares underlying 2020 Annual PSUs that will vest upon achievement of target performance goals in future periods. Shares earned, if any, will vest on March 15, 2023.

(15)
The 36,614 unearned stock units represent shares underlying Mr. Macken’s 2020 Annual PSUs subject to vesting based on Relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance goals. Shares earned, if any, will vest on March 15, 2023.

(16)
Mr. Scarfo’s 12,500 unvested RSUs vested on February 15, 2021. Mr. Scarfo’s 2,500 unvested RSUs will vest on June 15, 2021. Of Mr. Scarfo’s 40,584 unvested RSUs, 13,528 will vest on each of June 17, 2021, December 17, 2021 and June 17, 2022. Of Mr. Scarfo’s 162,038 unvested RSUs, 54,014 vested on March 16, 2021, and 27,006 will vest on each of September 16, 2021, March 16, 2022, September 16, 2022 and March 16, 2023.

(17)
Mr. Scarfo’s 22,341 unvested stock units represent the number of shares underlying Mr. Scarfo’s unvested 2019 PSUs based on actual 2019 and 2020 performance; these shares will vest on March 15, 2022. Mr. Scarfo’s 14,368 unearned stock units represent shares underlying 2019 PSUs that will vest upon achievement of target performance goals in a future period. Shares earned, if any, will vest on March 15, 2022. Mr. Scarfo’s 20,023 unvested stock units represent the number of shares underlying Mr. Scarfo’s unvested 2020 Annual PSUs based on actual 2020 performance; these shares will vest on March 15, 2023. Mr. Scarfo’s 32,037 unearned stock units represent shares underlying 2020 Annual PSUs that will vest upon achievement of target performance goals in future periods. Shares earned, if any, will vest on March 15, 2023.
(18)
The 28,736 unearned stock units represent shares underlying Mr. Scarfo’s 2019 PSUs subject to vesting based on Relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance. Shares earned, if any, will vest on March 15, 2022. The 32,037 unearned stock units represent shares underlying Mr. Scarfo’s 2020 Annual PSUs subject to vesting based on Relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance goals. Shares earned, if any, will vest on March 15, 2023.

(19)
Mr. Ferguson’s 15,565 and 18,038 unvested stock units represent PSUs that were accelerated in connection with his separation from the Company, but which were not released until fiscal 2021 per the terms of his separation.

Stock Vested
The following table summarizes for the NEOs in 2020 the number of shares acquired upon the vesting of stock awards and the value realized, before payout of any applicable withholding tax. NEOs that did not have any stock awards vest in 2020 are excluded from the table.
2020 STOCK VESTED
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Steven Bruny	79,195	$368,704
Kevin Riley	149,093	$684,870
Daryl Raiford	48,815	$193,470
Anthony Scarfo	70,583	$323,685
Justin Ferguson	163,428	$608,481

(1)
From January through August 2020, in conjunction with each share vest, the NEO sold (pursuant to a Rule 10b5-1 trading plan) enough vesting shares to cover each NEO’s withholding tax obligations associated with the vesting of such shares. Effective in September 2020, we withheld and retired enough vesting shares to cover each NEO’s withholding tax obligations associated with the vesting of such shares.

Of Mr. Bruny’s 79,195 shares that vested in 2020, 14,285 were sold under a Rule 10b5-1 trading plan and 9,513 shares were returned to us, in both cases, to satisfy the tax withholding obligations associated with the vesting of the shares.
Of Mr. Riley’s 149,093 shares that vested in 2020, 6,568 were sold under a Rule 10b5-1 trading plan and 51,916 shares were returned to us, in both cases, to satisfy the tax withholding obligations associated with the vesting of the shares.
Of Mr. Raiford’s 48,815 shares that vested in 2020, 12,602 were sold under a Rule 10b5-1 trading plan to satisfy the tax withholding obligations associated with the vesting of the shares.
Of Mr. Scarfo’s 70,583 shares that vested in 2020, 18,469 were sold under a Rule 10b5-1 trading plan and 3,902 shares were returned to us, in both cases, to satisfy the tax withholding obligations associated with the vesting of the shares.
Of Mr. Ferguson’s 163,428 shares that vested in 2020, 9,153 were sold under a Rule 10b5-1 trading plan and 31,037 shares were returned to us, in both cases, to satisfy the tax withholding obligations associated with the vesting of the shares.
(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the day before vesting.

CEO Pay Ratio
As of November 1, 2020, the Company had a worldwide population of 3,813 employees (including full-time, part-time, seasonal and temporary employees). To determine the median annual compensation for all employees other than the CEO, a median employee was identified from the worldwide population of employees on November 1, 2020, excluding (i) 1,672 employees that joined Ribbon in March 2020 as part of the ECI Acquisition and (ii) 107 employees from the following jurisdictions: Mexico (78 employees), Malaysia (26 employees) and Thailand (3 employees), which in the aggregate represent 5% or less of the Company’s total employee population. No employees were excluded from the employee population due to data privacy issues.

To determine the median employee, we utilized the “regular earnings” of the applicable employees for 2020, which represents cash compensation excluding bonus, commissions and other similar incentive compensation. The Company did not utilize any cost of living or other material adjustments. In connection with our analysis, we utilized the foreign currency exchange rate used for our internal financial accounting purposes, as of November 1, 2020. Based on the foregoing, the median employee was determined to be a Marketing Specialist working on a full-time basis in the United States.
For 2020, the annual total compensation for the median employee was $99,148 and the annual total compensation for our CEO was $4,921,958, which reflects the total compensation paid to Mr. McClelland, the Chief Executive Officer for 2020. Based on the calculation of the annual total compensation for both the CEO and the median employee (as described above), the ratio of CEO pay to the median employee pay is approximately 49.6:1. The pay ratio provided is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio may not be comparable to the pay ratio reported by other companies or our pay ratio in any future year.
Severance and Change of Control Benefits
To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event or threat of a change of control transaction, we believe that these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that may result in the termination of their employment. The severance arrangements for the Current NEOs generally provide that, upon termination of the NEO’s employment by the Company without cause, by the NEO for good reason or due to death or disability of the NEO, the NEO is entitled to certain severance payments and benefits as described below.
Bruce McClelland.   We have entered into a severance agreement with Mr. McClelland (the “McClelland Severance Agreement”). Upon a termination of Mr. McClelland’s employment by the Company without Cause or by Mr. McClelland for Good Reason (each as defined in the McClelland Severance Agreement), Mr. McClelland is entitled to (a) severance payments equal to (i) 100% of his annual base salary, payable over 12 months following termination, (ii) his target annual bonus, payable at the same time as such bonus would have been paid absent termination, and (iii) in the event such termination occurs more than six months following the commencement of the fiscal year, Mr. McClelland shall be entitled to receive a prorated portion of the annual bonus for the fiscal year of termination based on actual Company performance and target individual performance (such proration based on the number of days actually employed in such fiscal year) (the “Pro Rata Bonus”), and (b) a lump sum payment of an amount equal to the sum of the Company’s share of health plan premium payments for a period of 12 months following termination. In addition, upon such a termination, (A) Mr. McClelland’s equity awards that are subject to vesting based solely upon Mr. McClelland’s continued service with the Company and would have vested during the 12-month period following the date of Mr. McClelland’s termination of employment shall vest, and (B) (i) all awards that are subject to vesting in whole or in part based on the achievement of performance objective(s) (other than the McClelland Sign-On PSUs) (collectively, “Performance-Based Equity Awards”) with respect to any performance periods ending on or prior to the date of termination shall remain eligible to vest based on actual performance through the end of the applicable performance period and (ii) a pro-rated portion of Performance-Based Equity Awards with respect to any performance periods in which the date of termination occurs shall remain eligible to vest based on performance through the end of the fiscal year in which the date of termination occurs based on actual performance through the end of such fiscal year (such proration based on the number of days actually employed during such performance period).
Notwithstanding the foregoing, to the extent a termination by the Company without Cause or by Mr. McClelland for Good Reason occurs within 12 months following a Change in Control (as defined in the McClelland Severance Agreement), Mr. McClelland is entitled to receive a cash lump sum payment equal to (a) 200% of (X) his annual base salary, and (Y) his target annual bonus, (b) in the event such termination occurs more than six months following the commencement of the fiscal year, the Pro Rata Bonus, and (c) a lump sum payment of an amount equal to the sum of the Company’s share of health plan premium payments for a period of 24 months following termination. In addition, upon such a termination, the vesting of all of Mr. McClelland’s outstanding equity awards (other than the Sign-on RSUs and the Sign-On PSUs) will accelerate, with Performance-Based Equity Awards vesting as if target performance had been achieved, pursuant to the McClelland Severance Agreement. Further, the Sign-on RSUs and Sign-On PSUs will be eligible to vest on or following a Change in Control (as defined in the McClelland Severance Agreement) in accordance with the terms of the underlying award agreements.

Mick Lopez, Sam Bucci and Patrick Macken.   We have entered into severance agreements with each of Messrs. Lopez, Bucci and Macken (each a “2020 Severance Agreement”). Each of the 2020 Severance Agreements is subject to a three-year term, with automatic one-year renewals thereafter unless six months’ prior written notice of non-renewal is given before the term automatically renews. In no event will any of the Severance Agreements end before the first anniversary of the date of the closing of a Change of Control (as such term is defined in the respective Severance Agreements) of the Company.
Under each of the 2020 Severance Agreements, if the Company terminates the employment of Mr. Lopez, Mr. Bucci or Mr. Macken without Cause (as such term is defined in the respective 2020 Severance Agreement) (other than due to death or Disability (as such term is defined in the respective 2020 Severance Agreement)) or if Mr. Lopez, Mr. Bucci or Mr. Macken terminates his employment with Good Reason (as such term is defined in the respective 2020 Severance Agreement) outside of a Change of Control Protection Period (such term is defined as the period beginning on the date of the closing of a Change in Control and ending on the first anniversary of such Change in Control), each of Messrs. Lopez, Bucci and Macken will be entitled, less applicable withholdings, to receive: (i) continued payment of his then-current base salary for a period of 12 months following the termination date; (ii) a one-time lump sum cash amount equal to his pro-rated annual bonus, payable at the same time annual bonuses are paid, if at all, to other executive officers of the Company; (iii) a one-time lump sum cash amount equal to the aggregate sum of the Company’s share of medical, dental and vision insurance premiums for such executive officer and his dependents for the 12-month period following the termination date; (iv) accelerated vesting of the executive officer’s unvested time-based equity awards that are scheduled to vest within twelve months following his termination date; and (v) continued eligibility to pro-rata vest unvested performance-based equity awards subject to the Company’s actual achievement of applicable performance conditions for the portion of the performance period through the executive officer’s termination date.
If the Company terminates the employment of any of Mr. Lopez, Mr. Bucci or Mr. Macken without Cause (other than as a result of his death or Disability) or if any of these executive officers terminates his employment with Good Reason during a Change in Control Protection Period, then such executive officer will be entitled to receive: (i) a one-time lump sum cash amount equal to twelve months of his then-current base salary; (ii) a one-time lump sum cash amount equal to his then-target annual bonus; (iii) a one-time lump sum cash amount equal to his pro-rated annual bonus, payable at the same time annual bonuses are paid, if at all, to other executive officers of the Company; (iv) a one-time lump sum cash amount equal to the aggregate sum of the Company’s share of medical, dental and vision insurance premiums for such executive officer and his dependents for the 12-month period following the termination date; (v) full accelerated vesting of the executive officer’s unvested time-based equity awards; and (vi) full accelerated vesting of the executive officer’s unvested performance-based equity awards at a target level of achievement for each applicable performance condition.
Steven Bruny and Anthony Scarfo.   We have entered in severance agreements with each of Messrs. Bruny and Scarfo (each a “Severance Agreement”). Each of the Severance Agreements is subject to a three-year term, with automatic one-year renewals thereafter unless six months’ prior written notice of non-renewal is given before the term automatically renews. In no event will either of the Severance Agreements end before the first anniversary of the date of the closing of a Change of Control (as such term is defined in the respective Severance Agreements) of the Company.
Under each of the Severance Agreements, if the Company terminates the employment of Mr. Bruny or Mr. Scarfo without Cause (as such term is defined in the respective Severance Agreement) (other than due to death or Disability (as such term is defined in the respective Severance Agreement)) or if Mr. Bruny or Mr. Scarfo terminates his employment with Good Reason (as such term is defined in the respective Severance Agreement) outside of a Change of Control Protection Period (such term is defined as the period beginning on the date of the closing of a Change in Control and ending on the first anniversary of such Change in Control), each of Messrs. Bruny and Scarfo will be entitled, less applicable withholdings, to receive: (i) continued payment of his then-current base salary for a period of 12 months following the termination date; (ii) a one-time lump sum cash amount equal to his pro-rated annual bonus, payable at the same time annual bonuses are paid, if at all, to other executive officers of the Company; provided that such termination occurs more than six months into a calendar year; (iii) a one-time lump sum cash amount equal to the aggregate sum of the Company’s share of medical, dental and vision insurance premiums for such executive officer and his dependents for the 12-month period following the termination date; (iv) accelerated vesting of the executive officer’s unvested time-based equity awards that are scheduled to vest within twelve months following his termination date; and (v) continued eligibility to pro-rata vest unvested performance-based equity awards subject to the Company’s actual achievement of applicable performance conditions for the portion of the performance period through the executive officer’s termination date.

If the Company terminates the employment of any of Mr. Bruny or Mr. Scarfo without Cause (other than as a result of his death or Disability) or if either executive officer terminates his employment with Good Reason during a Change in Control Protection Period, then such executive officer will be entitled to receive: (i) a one-time lump sum cash amount equal to twelve months of his then-current base salary; (ii) a one-time lump sum cash amount equal to his then-target annual bonus; (iii) a one-time lump sum cash amount equal to his pro-rated annual bonus, payable at the same time annual bonuses are paid, if at all, to other executive officers of the Company; provided that such termination occurs more than six months into a calendar year; (iv) a one-time lump sum cash amount equal to the aggregate sum of the Company’s share of medical, dental and vision insurance premiums for such executive officer and his dependents for the 12-month period following the termination date; (v) full accelerated vesting of the executive officer’s unvested time-based equity awards; and (vi) full accelerated vesting of the executive officer’s unvested performance-based equity awards at a target level of achievement for each applicable performance condition.
Equity Award Acceleration
In addition to the severance benefits and payments described above, in the event of a Change in Control (as defined in the Amended and Restated Ribbon Communications Inc. 2019 Stock Incentive Plan (the “2019 Plan”) and referred to herein as a “change in control”), our forms of equity agreements under the 2019 Plan provide for certain accelerated vesting of awards thereunder. Except as otherwise noted in the severance arrangements above, effective immediately prior to the occurrence of a change in control, an additional one-third of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award will continue to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL
The table below shows potential payments to the Current NEOs with severance or change in control arrangements upon termination or upon a change in control of our Company. The amounts shown assume that termination and/or change in control was effective as of December 31, 2020, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the NEOs upon such a termination or change in control on such date. The actual amounts to be paid or realized can only be determined at the time of an NEO’s termination or following a change in control.
	Termination without Cause or for Good Reason(1)	Termination upon Death or Disability	Change in Control	Termination without Cause or for Good Reason following Change in Control
Bruce McClelland
Cash Severance	$2,283,812	$—	$—	$3,033,812
Stock Awards(2)	3,037,037	—	3,037,037	3,037,037
Health Benefits	23,093	—	—	46,187
	$5,343,942	$—	$3,037,037	$6,117,036
Steven Bruny
Cash Severance	$787,500	$—	$—	$1,137,500
Stock Awards(2)	1,442,570	—	630,208	2,517,925
Health Benefits	23,093	—	—	23,093
	$2,253,163	$—	$630,208	$3,678,518
Miguel Lopez
Cash Severance	$775,129	$—	$—	$1,168,879
Stock Awards(2)	843,931	—	335,190	1,691,325
Health Benefits	16,398	—	—	16,398
	$1,635,458	$—	$335,190	$2,876,602
Sam Bucci
Cash Severance	$578,934	$—	$—	$912,678
Stock Awards(2)	1,345,751	—	502,831	3,073,583
Health Benefits	2,916	—	—	2,916
	$1,927,601	$—	$502,831	$3,989,177
Patrick Macken
Cash Severance	$619,263	$—	$—	$919,263
Stock Awards(2)	743,701	—	328,000	1,614,488
Health Benefits	24,650	—	—	24,650
	$1,387,614	$—	$328,000	$2,558,401
Anthony Scarfo
Cash Severance	$787,500	$—	$—	$1,137,500
Stock Awards(2)	1,333,845	—	548,213	2,326,596
Health Benefits	15,668	—	—	15,668
	$2,137,013	$—	$548,213	$3,479,764

(1)
Represents the severance benefits that the NEO would be eligible to receive absent a change in control.

(2)
These amounts represent the gains that would be realized on the acceleration of unvested restricted shares and performance-based stock units in accordance with the NEOs’ respective employment and/or grant agreements. The gains were calculated by multiplying our closing stock price of $6.56 on December 31, 2020 by the number of shares (or shares underlying PSUs) that would accelerate.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2020 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:
	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders	7,353,078(1)	$—	8,783,182(2)
Equity Compensation Plans Not Approved by Stockholders	5,421,673(3)	$12.69(4)	105,495(5)
	12,774,751		8,888,677

(1)
Consists of 6,067,147 RSUs and 1,285,931 PSUs at target, all of which do not have voting or other rights of ownership under the Company’s Amended and Restated Stock Incentive Plan (the “2007 Equity Plan”) and the Amended and Restated Ribbon Communications Inc. 2019 Incentive Plan (the “2019 Plan”).

(2)
Consists of shares available for future issuance under the 2019 Plan. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2020, the shares available under the 2019 Plan may also be issued in the form of restricted stock, RSUs, PSUs, stock appreciation rights or other equity-based awards.

(3)
Includes 462,963 RSUs and 4,750,000 PSUs (collectively, the “Inducement Awards”) issued to Mr. McClelland on March 15, 2020 as a material inducement for his employment. The Inducement Awards were approved by the Compensation Committee of our Board of Directors in reliance on the employment inducement exception to stockholder approval provided under Nasdaq Listing Rule 5635(c)(4). Also includes 122,440 options outstanding under the 2008 Stock Incentive Plan (the “2008 Plan”, which was assumed in connection with the Company’s August 24, 2012 acquisition of Network Equipment Technologies, Inc. (“NET”)), 29,760 options outstanding under the 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the “2012 Plan”, which was assumed in connection with the Company’s February 19, 2014 acquisition of Performance Technologies, Incorporated (“PT”)), and 55,510 options outstanding under the 2002 Stock Option Plan (the “2002 Plan”, which was assumed in connection with the Company’s August 3, 2018 acquisition of Edgewater Networks, Inc. (“Edgewater”)). These amounts include options that were either outstanding as of the respective dates of acquisition of NET, PT and Edgewater and assumed by the Company or granted under either the 2008 Plan or the 2012 Plan since the respective acquisition dates. No future awards may be granted under either the 2008 Plan or 2012 Plan.

(4)
Represents the weighted average exercise price for options to purchase the Company’s common stock outstanding under the 2008 Plan, the 2012 Plan and the 2002 Plan.

(5)
Consists of shares available for future issuance under the 2002 Plan, which is further described in Note 21 to our 2020 Annual Report. The Company does not intend to make any future grants under the 2002 Plan. At the Company’s special meeting of stockholders on December 2, 2014, our stockholders approved amendments to the 2007 Equity Plan that, among other matters, transferred all shares available for future issuance from each of the 2008 Plan and 2012 Plan to the 2007 Equity Plan and provided that any outstanding awards under the 2008 Plan and 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan or 2012 Plan will be returned to the 2007 Equity Plan. Subsequently, at the Company’s annual stockholder meeting on June 5, 2019, our stockholders approved the 2019 Plan that, among other matters, transferred all shares for future issuance from each of the 2007 Equity Plan, the 2008 Plan and the 2012 Plan (collectively, the “Prior Plans”) to the 2019 Plan and provided that any outstanding awards under the Prior Plans that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the Prior Plans will be returned to the 2019 Plan.

INFORMATION ABOUT THE ANNUAL MEETING
Our Board of Directors is soliciting proxies for the 2021 Annual Meeting to be held on Thursday, May 27, 2021, and at any adjournments, continuations or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on May 27, 2021: This Proxy Statement and the 2020 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.
This Proxy Statement, form of proxy and the 2020 Annual Report are first being made available to stockholders on or about April 9, 2021.
Why am I receiving these materials?
You have received these proxy materials because our Board is soliciting your vote at the 2021 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission and that is designed to assist you in voting your shares. Our Board has made these proxy materials available to you over the Internet, or, at your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the 2021 Annual Meeting.
When and where is the meeting?
The 2021 Annual Meeting will be held on Thursday, May 27, 2021 at 10:00 a.m., Eastern time. The 2021 Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the 2021 Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/RBBN2021 and entering your 16-digit control number, as described under “How can I attend the 2021 Annual Meeting” below. This solicitation is for proxies for use at the 2021 Annual Meeting or at any reconvened meeting after an adjournment or postponement of the 2021 Annual Meeting.
Who may vote at the meeting?
Stockholders of record at the close of business on March 30, 2021, the record date, or holders of a valid proxy, may attend and vote electronically at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on March 30, 2021, an aggregate of 147,358,590 shares of our common stock were outstanding.
How many shares must be present to hold the meeting?
A majority of the 147,358,590 shares of our common stock that were outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented electronically at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we count as present shares that a stockholder holds and that are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon. If a quorum is not present at the scheduled time of the 2021 Annual Meeting, the chairperson of the meeting is authorized by our by-laws to adjourn the meeting, without the vote of stockholders.
What proposals will be voted on at the meeting?
Three proposals will be voted on at the 2021 Annual Meeting:
▪
The election of the nine nominees for director named in this Proxy Statement to hold office until the 2022 Annual Meeting (Proposal 1);

▪
The ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 2); and

▪
The approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 3).

How does the Board of Directors recommend that I vote?
Our Board recommends that you vote your shares:
▪
“For” the election of each of the nominees to our Board named in this Proxy Statement (Proposal 1);

▪
“For” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 2); and

▪
“For” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 3).

What vote is required to approve each matter and how are votes counted?
Election of Directors (Proposal 1).   In an uncontested election, such as the election of directors at the 2021 Annual Meeting, to be elected, each of the nominees for director must receive more votes “For” such nominee’s election than “Against” such election (with abstentions and broker non-votes not counted as a vote for or against). With respect to each nominee, you may vote “For,” “Against,” or “Abstain.” Abstaining will have no effect on the outcome of the election.
Ratification of the Appointment of Deloitte & Touche LLP to Serve as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021 (Proposal 2).   The affirmative vote of a majority of the shares of common stock present or represented at the 2021 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote “For”, “Against”, or “Abstain” from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.
Approval, on a Non-Binding, Advisory Basis, of the Compensation of Our Named Executive Officers (Proposal 3).   The vote on the compensation of the named executive officers is non-binding, as provided by law. However, our Board and its Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2021 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote “For”, “Against”, or “Abstain” from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.
For the proposals relating to the election of directors (Proposal 1) and the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 3), please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee (in “street name”), under stock exchange rules a broker, bank or other nominee subject to those rules is not permitted to vote your shares on these three proposals without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker, bank or other nominee how to vote on Proposals 1 and 3, that beneficial owner’s shares cannot be voted on these matters — in other words, your broker, bank or other nominee’s proxy will be treated as a “broker non-vote,” which is explained in the following question and explanation.
What are broker non-votes and what is the effect of broker non-votes?
Brokers, banks and other nominees have the discretion to vote shares held in “street name” — a term that means the shares are held in the name of the broker, bank or other nominee on behalf of its customer, the beneficial owner — on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a non-routine matter because the broker, bank or other nominee has not received voting instructions from the beneficial owner and the broker, bank or other nominee lacks discretionary authority to vote the shares because of the non-routine nature of the matter. The election of directors (Proposal 1) and the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 3) are “non-routine” matters for which brokers, banks and other nominees, under applicable stock exchange rules, may not exercise discretionary voting power without instructions from the beneficial owner, and therefore broker non-votes will not affect the outcome of the vote on these proposals. The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is a “routine” matter for which brokers have discretionary authority to vote. Therefore, we do not expect any broker non-votes in connection with this proposal. Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read this Proxy Statement and the 2020 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.
What happens if an incumbent director nominee fails to receive more “For” votes than “Against” votes?
Our Corporate Governance Guidelines require that as a condition to being nominated by the Board for re-election as a director, each incumbent director must deliver to the Board an irrevocable resignation from the Board that will become effective if, and only if, both (i) in the case of an uncontested election, such nominee does not receive more votes “For” his or her election than votes “Against” such election, and (ii) the Board accepts such resignation. The Board will decide (based on the recommendation of a committee of the Board) whether to accept the director’s resignation within 90 days after the election results are certified.
An incumbent director who does not receive the required vote in an uncontested election will continue to serve as a director while the Nominating and Corporate Governance Committee and the Board decide whether to accept or reject such director’s resignation. If the Board accepts such resignation, the Board may fill the remaining vacancy or may decrease the size of the Board in accordance with our by-laws. Our Corporate Governance Guidelines are posted on our website at www.ribboncommunications.com.
How can I attend the 2021 Annual Meeting?
In light of the continuing COVID-19 pandemic, as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders, the 2021 Annual Meeting will be held entirely online. Stockholders may participate in the 2021 Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/RBBN2021.
Whether you are a registered holder or if you hold your shares in “street name” through a broker, bank or other nominee, you will need to provide your name, email address, phone number and your 16-digit control number included in the Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form to enter the virtual meeting.
We encourage you to access the meeting prior to the start time. The online portal will open approximately 15 minutes before the start of the 2021 Annual Meeting.
How can I vote during the 2021 Annual Meeting?
Please visit www.virtualshareholdermeeting.com/RBBN2021 in order to vote your shares during the 2021 Annual Meeting until the polls are closed. You will need your 16-digit control number in order to vote your shares. Your 16-digit control number can be found on your proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form. For additional information regarding how to register for and attend the 2021 Annual Meeting, see “How can I attend the 2021 Annual Meeting?” above.
How can I vote my shares without attending the meeting?
If you are a stockholder of record, you may vote by proxy in any of the following ways:
▪
Submit your proxy by mail.   You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

▪
Submit your proxy over the Internet.   If you have Internet access, you may vote over the Internet at www.proxyvote.com by following the instructions set forth on your proxy card. If you submit your proxy over the Internet, it is not necessary to return your proxy card.

▪
Submit your proxy by telephone.   If you are located in the United States or Canada, you may vote by telephone by calling 1-800-690-6903 and following the instructions set forth on your proxy card. If you submit your proxy by telephone, it is not necessary to return your proxy card.

The ability to vote by telephone or over the Internet for stockholders of record will be available until 11:59 p.m., Eastern Daylight Time on May 26, 2021. In light of potential delays in mail service, we encourage stockholders to submit their proxy via telephone or online.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you received from such broker, bank or other nominee.
Who is serving as the Company’s inspector of elections?
Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2021 Annual Meeting.
How can I change my vote?
You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, submitting a proxy by telephone or submitting a proxy over the Internet (your latest telephone or Internet proxy is counted), by giving written notice of revocation to our Secretary prior to the 2021 Annual Meeting or by attending the meeting and voting electronically. If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker. Attending the meeting by itself, however, will not revoke your proxy.
Why are you holding a virtual meeting?
Due to the continued public heath impact of the ongoing COVID-19 pandemic and as part of our effort to support the health and well-being of our stockholders, directors, members of management and employees who wish to attend the 2021 Annual Meeting, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the 2021 Annual Meeting so they can ask questions of our Board and/or management. You will be able to attend the 2021 Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/RBBN2021. You also will be able to vote your shares electronically at the 2021 Annual Meeting by following the instructions above.
What if during the check-in time or during the 2021 Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter technical difficulties accessing the virtual 2021 Annual Meeting website, please call the technical support number that will be posted on the virtual meeting website.
Will there be a question-and-answer session during the Annual Meeting?
As part of the 2021 Annual Meeting, we will hold a live question and answer session, during which we intend to answer appropriate questions submitted during and in advance of the meeting that are pertinent to the Company and the meeting matters, as time permits.
STOCKHOLDER PROPOSALS FOR INCLUSION IN 2022 PROXY STATEMENT
To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2022, stockholder proposals must be received at our principal executive offices no later than December 10, 2021, which is 120 calendar days before the date our proxy statement was released to our stockholders in connection with the 2021 Annual Meeting, and must otherwise comply with the rules promulgated by the SEC. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 27, 2021, then the deadline is a reasonable time before we begin to print and mail proxy materials.
STOCKHOLDER NOMINATIONS AND PROPOSALS FOR PRESENTATION
AT 2022 ANNUAL MEETING
According to our by-laws, we must receive proposals of stockholders and director nominations intended to be presented at the 2022 Annual Meeting but not included in the proxy statement by the close of business on February 26, 2022, but not before January 27, 2022, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2021 Annual Meeting. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2022 Annual Meeting is scheduled to be held on a date before April 27, 2022, or after August 5, 2022, which are dates 30 days before or 70 days after the first anniversary of our 2021 Annual Meeting, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2022 Annual Meeting.
STOCKHOLDERS SHARING THE SAME ADDRESS
We have adopted a procedure called “householding.” Under this procedure, we are delivering only one copy of the Notice of Internet Availability of Proxy Materials or, if requested, printed proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.
We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials or, if requested, printed proxy materials, to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of these proxy materials, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or in writing addressed to Ribbon Communications Inc., 6500 Chase Oaks Blvd, Suite 100, Plano, TX 75023 Attn: Investor Relations.
If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Notice of Internet Availability of Proxy Materials or printed proxy materials in the future, or are currently receiving multiple copies and would like to receive only one copy, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095.
A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.
FORM 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 26, 2021, is being delivered without charge to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 6500 Chase Oaks Blvd, Suite 100, Plano, TX 75023.
OTHER MATTERS
Our Board knows of no other matters to be submitted at the meeting and the deadline under our by-laws for submission of matters by stockholders has passed. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in their discretion.
The accompanying proxy is solicited by and on behalf of our Board. We will pay the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, by telephone and via the Internet, our directors, executive officers and other employees may solicit proxies, either personally or by other electronic means, on our behalf, without special compensation. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Plano, Texas	Patrick W. Macken
April 9, 2021	Executive Vice President, Chief Legal Officer and Corporate Secretary

APPENDIX A
Discussion of Non-GAAP Financial Measures
Ribbon Communications’ management uses several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of its business, making operating decisions, planning and forecasting future periods, and determining payments under compensation programs. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and when planning and forecasting future periods. Our annual financial plan is prepared on a non-GAAP basis and is approved by our board of directors. In addition, budgeting and forecasting for revenue and expenses are conducted on a non-GAAP basis and actual results on a non-GAAP basis are assessed against the annual financial plan. By continuing operations, we mean the ongoing results of the business adjusted for certain expenses and credits, as described below. We believe that providing non-GAAP information to investors will allow investors to view the financial results in the way our management views them and helps investors to better understand our core financial and operating performance and evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance.
While our management uses non-GAAP financial measures as tools to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In particular, many of the adjustments to our financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.
Acquisition-Related Inventory Adjustment.   Acquisition-related inventory adjustment amounts are inconsistent in frequency and amount and are significantly impacted by the then-current market prices of such inventory items. We believe that excluding non-cash inventory adjustments arising from acquisitions facilitates the comparison of our financial results to our historical operating results and to other companies in our industry as if the inventory had been acquired by us through our normal channels rather than acquired.
Stock-Based Compensation.   The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. We believe that presenting non-GAAP operating results that exclude stock-based compensation provides investors with visibility and insight into our management’s method of analysis and the Company’s core operating performance.
Litigation Costs.   We have been involved in litigation with one of our competitors and with a former GENBAND business partner and have reached settlements in both cases. We exclude the costs of such litigation because we believe such costs are not part of our core business or ongoing operations.
Amortization of Acquired Intangible Assets.   Amortization amounts are inconsistent in frequency and amount and are significantly impacted by the timing and size of acquisitions. We believe that excluding non-cash amortization of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry as if the acquired intangible assets had been developed internally rather than acquired.
Impairment of Goodwill.   We performed our annual testing for impairment of goodwill in the fourth quarter of 2019, determined that our goodwill was impaired, and recorded an impairment charge. We believe that such expenses are not part of our core business or ongoing operations. Accordingly, we believe that excluding the goodwill impairment charge facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.
Acquisition-, Disposal- and Integration-Related Expense.   We consider certain acquisition-, disposal- and integration-related costs to be unrelated to the organic continuing operations of our acquired businesses and the Company, and such costs are generally not relevant to assessing or estimating the long-term performance of the acquired assets. We exclude such acquisition-, disposal- and integration-related costs to allow more accurate comparisons of our financial results to our historical operations and the financial results of less acquisitive peer companies and allow management and investors to consider the ongoing operations of the business both with and without such expenses.

Restructuring and Related Expense.   We have recorded restructuring and related expense to streamline operations and reduce operating costs by closing and consolidating certain facilities and reducing our worldwide workforce. We believe that excluding restructuring and related expense facilitates the comparison of our financial results to our historical operating results and to other companies in our industry, as there are no future revenue streams or other benefits associated with these costs.
Gain on Sale of Business.   On December 1, 2020, we completed the sale of our Kandy Communications business (“Kandy”) to American Virtual Cloud Technologies, Inc. (“AVCT”). As consideration, we received units of AVCT securities, comprised of AVCT’s Series A-1 convertible debentures (“Debentures”) and warrants to purchase shares of AVCT’s common stock (“Warrants”), with an aggregate fair value approximating $84 million on the date of sale. We exclude this gain because we believe that such gain is not part of our core business or ongoing operations.
Increase in Fair Value of Investments.   We calculate the fair value of the Debentures and Warrants at each quarter-end and record any adjustments to their fair values in Other income (expense), net. We recorded the increase in the aggregate fair value of the Debentures and Warrants as of December 31, 2020 for the period since the sale of Kandy. We exclude this and any subsequent gains and losses from the change in fair value of the Debentures and Warrants because we believe that such gains or losses are not part of our core business or ongoing operations.
Reduction to Deferred Purchase Consideration.   We reached an agreement related to the outstanding cash deferred purchase consideration for our acquisition of Edgewater Networks, Inc. in the first quarter of 2019 and recorded the gain on the reduction in Other income (expense), net. We believe that such reductions to the cash deferred purchase consideration are not part of our core business or ongoing operations, as they relate to specific acquisitive transactions and that excluding such reductions facilitates the comparison of our financial results to our historical results and to other companies in our industry.
Gain on Litigation Settlement.   We were involved in litigation with one of our competitors with whom we reached a settlement in the second quarter of 2019, which we recorded in Other income (expense), net. We believe that such gains are not part of our core business or ongoing operations and that excluding such gains facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.
Tax Effect of Non-GAAP Adjustments.   Non-GAAP income tax expense is presented based on an estimated tax rate applied against forecasted annual non-GAAP income. Non-GAAP income tax expense assumes no available net operating losses or valuation allowances for the U.S. because of reporting significant cumulative non-GAAP income over the past several years. On a go-forward basis, we intend to report our non-GAAP quarterly income taxes by computing an annual rate for the Company and applying that single rate (rather than multiple rates by jurisdiction) to our consolidated quarterly results. We expect that this methodology will provide a more consistent rate throughout the year and allow investors to better understand the impact of income taxes on our results. We have re-cast the 2020 and 2019 historical results using this methodology; this did not change our full year non-GAAP income tax expense. Due to the methodology applied to our estimated annual tax rate, our estimated tax rate on non-GAAP income will differ from our GAAP tax rate and from our actual tax liabilities.
Adjusted EBITDA.   We use Adjusted EBITDA as a supplemental measure to review and assess our performance. We calculate Adjusted EBITDA by excluding from Income (loss) from operations: depreciation; amortization of acquired intangible assets; stock-based compensation; acquisition-related inventory adjustments; certain litigation costs; impairment of goodwill; acquisition-, disposal- and integration-related expense; and restructuring and related expense. In general, we exclude the expenses that we consider to be non-cash and/or not part of our ongoing operations. We may exclude other items in the future that have those characteristics. Adjusted EBITDA is a non-GAAP financial measure that is used by our investing community for comparative and valuation purposes. We disclose this metric to support and facilitate our dialogue with research analysts and investors. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

RIBBON COMMUNICATIONS INC.
Reconciliation of Non-GAAP and GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)
	Year ended
	December 31, 2020	December 31, 2019
GAAP Operating expense	$491,438	$544,117
Stock-based compensation	(13,024)	(12,047)
Amortization of acquired intangible assets	(60,910)	(49,225)
Litigation costs	(2,101)	(7,734)
Impairment of goodwill	—	(164,300)
Acquisition-, disposal- and integration-related expense	(17,164)	(12,953)
Restructuring and related expense	(16,235)	(16,399)
Non-GAAP operating expense	$382,004	$281,459
Earnings (loss) per share
GAAP Earnings (loss) per share or diluted earnings per share	$0.61	$(1.19)
Acquisition-related inventory adjustment	0.01	—
Stock-based compensation	0.11	0.11
Amortization of acquired intangible assets	0.42	0.46
Impairment of goodwill	—	1.49
Litigation costs	0.01	0.07
Acquisition-, disposal- and integration-related expense	0.12	0.12
Restructuring and related expense	0.11	0.15
Gain on sale of business	(0.58)	—
Increase in fair value of investments	(0.21)	—
Reduction to deferred purchase consideration	—	(0.07)
Gain on litigation settlement	—	(0.57)
Tax effect of non-GAAP adjustments	(0.17)	(0.10)
Non-GAAP Diluted earnings per share	$0.43	$0.47
Weighted average shares used to compute (loss) per share or diluted earnings per share
Shares used to compute GAAP diluted earnings per share or (loss) per share	144,650	109,734
Shares used to compute Non-GAAP diluted earnings per share	144,650	110,271
Adjusted EBITDA
GAAP Income (loss) from operations	$1,669	$(189,460)
Depreciation	17,188	11,949
Amortization of acquired intangible assets	60,910	49,225
Stock-based compensation	13,899	12,601
Acquisition-related inventory adjustment	2,000	—
Litigation costs	2,101	7,734
Impairment of goodwill	—	164,300
Acquisition-, disposal- and integration-related expense	17,164	12,953
Restructuring and related expense	16,235	16,399
Non-GAAP Adjusted EBITDA	$131,166	$85,701

RIBBON COMMUNICATIONS INC.
Reconciliation of Non-GAAP and GAAP Financial Measures
($000s)
(unaudited)
Cloud and Edge
	Three months ended
	December 31, 2020	September 30, 2020
GAAP gross margin	68.0%	66.2%
Stock-based compensation	0.2%	0.2%
Non-GAAP gross margin	68.2%	66.4%
IP Optical Networks
Three months ended December 31, 2020
GAAP gross margin	43.7%
Stock-based compensation	*
Non-GAAP gross margin	43.7%
* Less than 0.1% impact on gross margin
Adjusted EBITDA
Loss from operations	$(6,583)
Depreciation	1,290
Amortization of acquired intangible assets	3,834
Stock-based compensation	596
Acquisition-, disposal- and integration-related expense	1,555
Restructuring and related expense	1,477
Non-GAAP Adjusted EBITDA	$2,169

RIBBON COMMUNICATIONS INC. 6500 CHASE OAKS BLVD.SUITE 100PLANO, TX 75023VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/RBBN2021You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2021. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D48299-P53789KEEP THIS PORTION FOR YOUR RECORDSRIBBON COMMUNICATIONS INC.THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYThe Board of Directors recommends you vote FOR the following:1. Election of DirectorsNominees:For Against Abstain1a. Mariano S. de Beer! ! !The Board of Directors recommends you vote FOR proposals 2 and 3.For Against Abstain1b. R. Stewart Ewing, Jr. 1c. Bruns H. Grayson 1d. Beatriz V. Infante1e. Bruce W. McClelland1f. Krish A. Prabhu 1g. Shaul Shani1h. Richard W. Smith 1i. Tanya Tamone! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !2. To ratify the appointment of Deloitte & Touche LLP as Ribbon Communications' independent registered public accounting firm for the fiscal year ending December 31, 2021.3. To approve, on a non-binding, advisory basis, the compensation of Ribbon Communications' named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement.NOTE: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments, continuations, or postponements thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature
[PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice, Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.D48300-P53789Annual Meeting of Stockholders RIBBON COMMUNICATIONS INC. May 27, 2021 10:00 A.M. EDTThis proxy is solicited by the Board of DirectorsThe undersigned stockholder(s) of Ribbon Communications Inc., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoint(s) Bruce McClelland and Patrick Macken, or either of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Ribbon Communications Inc. that the stockholder(s) is/are entitled to vote at the 2021 Annual Meeting of Stockholders (the "Annual Meeting") of Ribbon Communications Inc. to be held on Thursday, May 27, 2021 at 10:00 A.M. EDT, at www.virtualshareholdermeeting.com/RBBN2021, and at any adjournments, continuations, or postponements thereof.Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.Continued and to be signed on reverse side